SCHEDULE 14A INFORMATION

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JDA SOFTWARE GROUP, INC.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Proxy Statement
GENERAL INFORMATION
PROPOSAL 1 ELECTION OF DIRECTOR
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS OF THE COMPANY
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
SUMMARY COMPENSATION TABLE
2008 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS
NONQUALIFIED DEFINED CONTRIBUTION AND OTHER NONQUALIFIED DEFERRED COMPENSATION PLANS
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
COMPENSATION OF DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PROPOSAL 2 APPROVAL OF AMENDMENT OF THE JDA SOFTWARE GROUP, INC. 2005 PERFORMANCE INCENTIVE PLAN
PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
TRANSACTION OF OTHER BUSINESS
STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS
STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING
ANNUAL REPORT
FORM 10-K
SCHEDULE A
RECITALS
AMENDMENT TO THE PLAN
EXHIBIT A

JDA SOFTWARE GROUP, INC.
14400 North 87th Street
Scottsdale, Arizona 85260

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 11, 2009

To Our Stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of JDA Software Group, Inc. Our Annual Meeting will be held on Monday, May 11, 2009, at 10:00 a.m., Mountain Standard Time, at our corporate headquarters, 14400 North 87th Street, Scottsdale, Arizona 85260, for the following purposes:

1. To elect one Class I director to serve a three-year term on our Board of Directors;

2. To approve an increase in the maximum aggregate number of shares that may be issued under the 2005 Performance Incentive Plan by two million (2,000,000) shares.

3. To ratify the appointment of our independent public accountants for the year ending December 31, 2009; and

4. To transact such other business as may properly come before the meeting.

These items are more fully described in the following pages, which are made part of this notice.

Stockholders of record at the close of business on March 31, 2009 are entitled to notice of, and to vote at, the 2009 Annual Meeting of Stockholders and any adjournments or postponements thereof. A stockholder may only vote at the meeting if the holder is present in person or represented by proxy. A copy of our 2008 Annual Report on Form 10-K, which includes audited financial statements, is enclosed.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. After reading the proxy statement, please promptly mark, sign and date the enclosed proxy card and return it in the prepaid envelope provided. Alternatively, you may vote your shares via a toll-free telephone number or over the Internet. Instructions regarding all three methods of voting are provided on the proxy card.

By Order of the Board of Directors,

G. Michael Bridge
Secretary

Scottsdale, Arizona
April 10, 2009

IMPORTANT: PLEASE VOTE YOUR SHARES VIA TELEPHONE OR THE INTERNET, AS DESCRIBED IN THE ACCOMPANYING MATERIALS, TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, OR, IF YOU RECEIVED A PAPER COPY OF THE PROXY CARD BY MAIL, YOU MAY MARK, SIGN AND DATE THE PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY VOTED YOUR SHARES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 11, 2009. Our Proxy Statement is attached. Financial and other information concerning JDA Software Group, Inc. is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2008. A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report to Stockholders, may be viewed at http://materials.proxyvote.com/46612K.

JDA SOFTWARE GROUP, INC.
14400 North 87th Street
Scottsdale, Arizona 85260

Proxy Statement
for
Annual Meeting of Stockholders
To Be Held on May 11, 2009

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of JDA Software Group, Inc. for use at its annual meeting of stockholders to be held on May 11, 2009, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Your vote is very important. For this reason, the Board of Directors is requesting that you allow your common stock to be represented at the annual meeting by the persons named as proxies on the enclosed proxy card. This proxy statement is being sent to you in connection with this request and has been prepared for the Board of Directors by our management. The terms “we,” “our,” “JDA” and “Company” refer to JDA Software Group, Inc, and its subsidiaries. This proxy statement is first being sent to our stockholders on or about April 10, 2009.

GENERAL INFORMATION

Who can vote?	You are entitled to vote your stock if our records show that you held your shares as of March 31, 2009, the record date for our meeting. At the close of business on that date, 31,280,234 shares of common stock (“Common Stock”), and 50,000 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) were outstanding and entitled to vote on the respective matters described herein. On the record date, the outstanding shares of Series B Preferred Stock were convertible into an aggregate of 3,603,603 shares of Common Stock.
Election of Class I director. One of the matters to be considered at the annual meeting is the election of one Class I director by the holders of our Common Stock and Series B Preferred Stock. The holders of the Common Stock and the holders of the Series B Preferred Stock will have the right to vote, as a single class on an as-converted basis, for the election of the director. With respect to this matter, each holder of record of Common Stock as of the record date will be entitled to one vote for each share held, and each holder of record of Series B Preferred Stock as of the record date will be entitled to approximately 72 votes for each share held.
2005 Performance Incentive Plan Amendment. One of the matters to be considered at the annual meeting is the amendment to our 2005 Performance Incentive Plan (the “2005 Incentive Plan”) to increase the shares reserved under that plan by 2,000,000 (the “Amendment”). The holders of the Common Stock and the holders of the Series B Preferred Stock will have the right to vote, as a single class on an as-converted basis, for the Amendment. With respect to this matter, each holder of record of Common Stock as of the record date will be entitled to one vote for each share held, and each holder of record of Series B Preferred Stock as of the record date will be entitled to approximately 72 votes for each share held.

All Other Matters. The holders of our Common Stock and Series B Preferred Stock will have the right to vote together, as a single class on an as-converted basis, on the ratification of our independent public accountants for the year ending December 31, 2009 and all other matters properly brought before the meeting. With respect to these matters, each holder of record of Common Stock as of the record date will be entitled to one vote for each share held and each holder of record of Series B Preferred Stock as of the record date will be entitled to approximately 72 votes for each share held.
The enclosed proxy card shows the number of shares that you are entitled to vote. Your individual vote is confidential. We use our transfer agent to tabulate votes, but we will not disclose your vote to others.
How do I vote?	If your stock is held by a broker, bank or other nominee (i.e., in street name), you will receive instructions from the registered holder that you must follow in order to have your shares voted. If you hold your shares in your own name (i.e., as a holder of record), you may instruct the persons named as proxies how to vote your shares by signing, dating and mailing the proxy card in the envelope provided. Of course, you can always come to the meeting and vote your shares in person.
How may I revoke my proxy instructions?	You may revoke your proxy instructions by any of the following procedures:
1. Send us another signed proxy with a later date;
2. Send a letter to our Corporate Secretary revoking your proxy before your stock has been voted by the persons named as proxies at the meeting; or
3. Attend the annual meeting and vote your shares in person.
How are votes counted?	The annual meeting will be held if a majority of our outstanding shares entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting.
If you give us a proxy without giving specific voting instructions, your shares will be voted by the persons named as proxies as recommended by the Board of Directors, in favor of Proposals 1, 2 and 3. We are not aware of any other matters to be presented at the annual meeting except for those described in this proxy statement. However, if any other matters not described in this proxy statement are properly presented at the meeting, the persons named as proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your shares may be voted by the persons named as proxies on the new meeting date as well, unless you have revoked your proxy instructions prior to that time.
Stockholders whose shares are registered in their own names may vote by returning a proxy card. Please complete, sign and return the proxy card in the self-addressed, postage paid envelope provided.

A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting, if such shares are otherwise properly represented at the meeting in person or by proxy, but are not counted for purposes of determining the number of shares entitled to vote on any proposal in respect of which the broker or other nominee lacks discretionary authority.
May I attend the annual meeting?	If you are a holder of record, you may attend the annual meeting. If you are a beneficial owner of stock held by a broker or bank, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a broker or bank showing your current ownership and ownership of our shares on the record date are examples of proof of ownership. If you want to vote in person shares you hold in street name, you will have to get a proxy in your name from the registered holder before the annual meeting.
What vote is required?	Election of Directors. There is one nominee for election as a Class I director at the 2009 annual meeting. The nominee, J. Michael Gullard, is nominated for election as the Class I director voted upon by the holders of Common Stock and Series B Preferred Stock, voting together on an as-converted basis. Mr. Gullard will be elected upon the affirmative vote of the majority of votes cast with respect to his election, which means a majority of the votes voted “for” Mr. Gullard must exceed the number of votes cast against Mr. Gullard. Votes cast shall exclude abstentions with respect to a director’s election.
Approval of Amendment to our 2005 Incentive Plan. The proposal to approve the Amendment to our 2005 Incentive Plan to increase by 2,000,000 the maximum number of shares of Common Stock that may be issued under the 2005 Incentive Plan will be adopted upon the affirmative vote of the majority of the shares of Common Stock and Series B Preferred Stock voting together, on an as-converted basis.
Ratification of Independent Auditors. The proposal to ratify the appointment of Deloitte & Touche LLP (“Deloitte & Touche”) as our independent auditors will be adopted upon the affirmative vote of the majority of the shares of Common Stock and Series B Preferred Stock voting together, on an as-converted basis, on the proposal.
Who pays the cost of this proxy solicitation?	We will pay the cost of this proxy solicitation. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy material to their principals and obtaining their proxies. We will solicit proxies by mail, except for any incidental personal solicitation made by our directors, officers and employees, for which they will not be paid. We will pay the cost of soliciting proxies, which is not expected to exceed $30,000.
Who should I call if I have questions?	If you have questions about the annual meeting or voting, please call our Corporate Secretary, G. Michael Bridge, at (480) 308-3000.

How may I receive a copy of JDA’s annual report on Form 10-K?	A copy of our annual report on Form 10-K for the year ended December 31, 2008 is enclosed. We will mail without charge, upon written request another copy of our annual report on Form 10-K for the year ended December 31, 2008, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be addressed to our Corporate Secretary at 14400 N. 87th Street, Scottsdale, Arizona 85260. Our annual report on Form 10-K is also available at www.jda.com.

PROPOSAL 1

ELECTION OF DIRECTOR

The full Board of Directors of the Company is set at five directors. Four of our directors are elected by the holders of our Common Stock and Series B Preferred Stock, voting together as a single class on an as-converted basis, and one of our directors is elected by the holders of our Series B Preferred Stock, voting as a separate class. We have a classified Board that currently consists of one Class I Director (J. Michael Gullard), two Class II Directors (Douglas G. Marlin and Jock Patton), and two Class III Directors (James D. Armstrong and Orlando Bravo (the current Series B Director)), who will serve until the annual meetings of stockholders to be held in 2009, 2010 and 2011, respectively, and until their respective successors are duly elected and qualified. Each Class of Directors is elected for a term of three years to succeed those Directors whose terms expire at the annual meeting dates.

The term of the Class I Director will expire on the date of the 2009 Annual Meeting of Stockholders. Accordingly, one individual will be elected to serve as a Class I Director of the Board of Directors at the 2009 Annual Meeting of Stockholders.

Upon the unanimous recommendation of the Nominating and Governance Committee, the Board has nominated Mr. Gullard to stand for re-election at the 2009 annual meeting of stockholders as the Class I director. If elected, Mr. Gullard will serve as a director until our annual meeting of stockholders in 2012, and until his successor is elected and qualified. If Mr. Gullard declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as we may designate.

If a quorum is present and voting, the nominee for the Class I Director position, receiving an affirmative vote of a majority of the votes cast in favor of his election, will be elected as the Class I Director elected by the holders of Common Stock and Series B Preferred Stock, voting together as a single class on an as-converted basis. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will have no effect on the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF MR. GULLARD AS A CLASS I DIRECTOR.

Information Concerning Directors

The names, ages, terms, positions, offices held, and business experience of our current Directors as of March 31, 2009, including the Class I nominee to be elected at this meeting, is set forth below:

				Term
Name	Age	Title	Class	Expires	Director Since

James D. Armstrong	58	Chairman	III	2011	1985
Orlando Bravo(1)	38	Director	III	2011	2006
J. Michael Gullard(1)	64	Director	I	2009	1999
Douglas G. Marlin(1)	61	Director	II	2010	2001
Jock Patton(1)	63	Director	II	2010	1999

(1)	Member of the Audit Committee, Compensation Committee and the Nominating and Governance Committee.

James D. Armstrong has been a Director and Chairman of the Board since co-founding our Company in 1985 (Co-Chairman from January 1999 to August 2000). Mr. Armstrong also served as our Chief Executive Officer from 1985 to July 2003, (Co-Chief Executive Officer from January 1999 to July 1999). Mr. Armstrong founded JDA Software Services, Ltd., a Canadian software development company, in 1978 and served as its President until 1987. Mr. Armstrong is Chairman of Omnilink Systems, Inc., a privately-held high-tech company that provides Vital Status Services tracking via GPS, cellular triangulation, RFID and situation-specific sensor devices, and Managing Partner of Canal Partners, LLC, a private equity company. Mr. Armstrong also serves as a Trustee for the Arizona

State University Foundation and is on the Board of Directors of Rancho Feliz Charitable Organization. Mr. Armstrong studied engineering at Ryerson Polytechnic Institute in Toronto, Ontario.

Orlando Bravo has been a Director since July 2006, is Managing Partner of Thoma Bravo, LLC (“Thoma Bravo”) and is responsible for Thoma Bravo’s software investments. Prior to joining Thoma Bravo, LLC, Mr. Bravo was Managing Partner of Thoma Cressey Bravo Equity Partners, a private equity investment firm, where he joined at its formation in 1998. Mr. Bravo was appointed to the Board in connection with the issuance of the Series B Convertible Preferred Stock to funds affiliated with Thoma Cressey Bravo Equity Partners. Over the past four years, Mr. Bravo has led or co-led the buyout of seven software companies with an aggregate enterprise value of over $2 billion and closed 17 add-on acquisitions with an aggregate enterprise value of $1 billion. Mr. Bravo also serves as a director of several software and technology service companies in which Thoma Bravo holds an investment, including Acresso Software, Inc., Consona Corporation, Datatel, Inc. (as Chairman), Embarcadero Technologies, Inc., Sirius Computer Solutions, Inc. Mr. Bravo previously served as Chairman of Prophet 21, Inc., a provider of enterprise software solutions and services to the durable goods industry, as a director of VECTORsgi, a provider of financial transaction processing solutions to financial institutions, and as a director of Activant Solutions, Inc., a provider of business management solutions for small and medium-sized retail and wholesale distribution businesses. Prior to joining Thoma Bravo, Mr. Bravo worked in the New York-based Mergers and Acquisitions group of Morgan Stanley & Co. Mr. Bravo attended Brown University where he received Bachelor of Arts degrees in Economics and Political Science, Stanford University where he received a Master of Business Administration degree from the Graduate School of Business and a Juris Doctorate from the Stanford Law School. Mr. Bravo currently serves on the Board of Visitors of Stanford Law School.

J. Michael Gullard has been a Director since January 1999. Mr. Gullard has been the General Partner of Cornerstone Management, a venture capital and consulting firm specializing in software and data communications companies, since 1984. Mr. Gullard also serves as Chairman of the Board and Audit Committee of DynTek, Inc., a publicly-held company which provides professional technology services to government, education and mid-market commercial customers, as a director and interim Chief Executive Officer of Alliance Semiconductor Corporation, a publicly-held semiconductor company, and as a director of Proxim Wireless Corporation, a publicly held wireless solutions company. Mr. Gullard previously served as Chairman of Merant PLC from 1996 to 2004, a change management software tools company, as Chairman of NetSolve, Incorporated from 1992 to 2004, an IT infrastructure management services company, as Chief Executive Officer and Chief Financial Officer of Telecommunications Technology, Inc. from 1979 to 1984, and held a variety of financial and operational management positions at Intel Corporation from 1972 to 1979. Mr. Gullard is currently Chairman of Mainsoft Corp., a private company, and serves on the Board of Directors of Planar Systems, Inc., a publicly-held designer and distributor of specialty displays. Mr. Gullard has formerly served as a director of other technology companies. Mr. Gullard attended Stanford University where he received a Bachelor of Arts Degree in Economics and a Masters of Business Administration from the Graduate School of Business.

Douglas G. Marlin has been a Director since May 2001. Mr. Marlin served as President and principal owner of Marlin Ventures, Inc., a Canadian-based consulting firm, from 1997 to 2000. From 1987 to 1996, Mr. Marlin served as President of JDA Software Services, Ltd., and from 1981 to 1987 as its Vice President. Prior to that, Mr. Marlin served in a variety of technical and development positions with IBM from 1973 to 1981. Mr. Marlin currently serves on the Board of Directors of Zed.i Solutions, Inc., a Canadian technology company that develops hardware and software for real time industrial process monitoring, and Aero-Mechanical Services Ltd, a Canadian technology company providing Internet-based aircraft monitoring services. Mr. Marlin attended the University of Calgary where he received a Bachelor of Science Degree in Mathematics.

Jock Patton has been a Director since January 1999. Mr. Patton is a private investor and a director of Janus Capital Group, Inc., a publicly-held investment management company. Mr. Patton previously served as Chief Executive Officer of Rainbow Multimedia Group, Inc., a producer of digital entertainment, from 1999 to 2001. From 1992 to 1997, Mr. Patton served as a director and President of StockVal, Inc., a Securities and Exchange Commission registered investment advisor providing securities analysis software and proprietary data to mutual funds, major money managers and brokerage firms worldwide. Prior to 1992, Mr. Patton was a partner and director in the law firm of Streich Lang where he founded and headed the Corporate/Securities Practice Group. Mr. Patton has previously served on the Board of Directors of various public and private companies, including Swift

Transportation Company where he was Chairman until the company was sold in May 2007. Mr. Patton holds an A.B. Degree in Political Science and Juris Doctorate, both from the University of California.

CORPORATE GOVERNANCE

Our Board has adopted the JDA Software Group, Inc. Corporate Governance Guidelines (the “Guidelines”) to address significant corporate governance issues. The Guidelines provide a framework for our corporate governance initiatives and cover topics including, without limitation, the roles of the Board and management, adoption of a code for business conduct and ethics, the process for selecting qualified director candidates, guidelines for director independence and compensation, oversight in the evaluation of the Board and each committee of the Board, and policies for communications between stockholders and directors. The Nominating and Governance Committee is responsible for overseeing and reviewing the Guidelines and reporting and recommending any changes to the Board. A copy of the Guidelines is available on our website at www.jda.com.

Director Independence

In the Guidelines, the Board has adopted guidelines for director independence. These guidelines conform to, or are more exacting than, the independence requirements adopted by the Securities and Exchange Commission (“SEC”) and NASDAQ. The NASDAQ listing standards require that the majority of our Board be comprised of “independent” directors. The Board has determined that each of Messrs. Bravo, Gullard, Marlin and Patton are “independent” directors.

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to all of our employees, officers and directors, which meets the NASDAQ listing standards and the requirements of Item 406 of the SEC’s Regulation S-K and provides for prompt disclosure to the public of any change in, or waiver of, such Code of Ethics. Our Code of Ethics is available on our website at www.jda.com.

Our Code of Ethics generally prohibits conflicts of interest and related party transactions unless approved by the Audit Committee. Any transaction proposed between the Company and a related party must be submitted to the Audit Committee for review. Employees are encouraged to contact a manager or a member of our Compliance Team if they become aware of a conflict or potential conflict. Employees that become involved in a situation that gives rise to an actual conflict must inform their manager or a member of the Compliance Team of the conflict.

Our Audit Committee also adopted procedures in January 2004 for the receipt and retention of confidential, anonymous complaints made by our employees concerning accounting, auditing, financial reporting and internal controls, generally referred to as a “whistle-blowing policy,” as required by the Sarbanes-Oxley Act of 2002 and the SEC. A revised “whistle-blowing policy” was adopted by our Audit Committee in October 2005 and is available on our website at www.jda.com.

Communications between Stockholders and Directors

Stockholders may communicate with any of our directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Chairman of the Board
or Board of Directors
c/o Corporate Secretary
14400 North 87th Street
Scottsdale, Arizona 85260-3657
Fax: (480) 308-3001
Email Address: corpsec@jda.com

The communications will be transmitted to the identified director(s) as soon as practicable, unless our corporate secretary determines there are safety or security concerns that mitigate against further transmission of the communication. The Board or identified director(s) shall be advised of any communication withheld for safety or security reasons as soon as practicable.

Executive Sessions

Non-management directors meet in executive session without management present each time the Board holds its regularly scheduled meetings.

Director Attendance at Annual Meetings

We do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders but encourage all directors to attend. We attempt to schedule our annual meeting of stockholders at a time and date to permit attendance by directors, taking into account the directors’ schedules and the timing requirements of applicable law. At our last Annual Meeting, which was held on May 12, 2008, one of the five directors then in office attended.

Meetings of the Board

During the year ended December 31, 2008, the Board of Directors held forty-two meetings and took other action twice by written consent. Each Director attended all full meetings of the Board of Directors and meetings of the committees on which he served during 2008, except Mr. Bravo was absent from four Board of Directors meetings and one Audit Committee meeting, and Mr. Gullard was absent from one Board of Directors meeting.

Committees of our Board of Directors

Our Board has three standing committees: an Audit Committee, a Compensation Committee and the Nominating and Governance Committee. Each of these committees operates under written charter adopted by the Board. Copies of these charters are available on our website at www.jda.com.

Each committee is comprised entirely of “independent” directors. The members of the committees are identified in the following table.

Nominating and
Director	Audit	Compensation	Governance

Orlando Bravo	✓	✓	✓
J. Michael Gullard	Chair	✓	✓
Douglas G. Marlin	✓	✓	Chair
Jock Patton	✓	Chair	✓
Number of Meetings Held in 2008	7	2	1

Audit Committee.  The Audit Committee meets at least quarterly with management and our independent auditors to review and approve operating results, financial statements and earnings releases. The primary duties and responsibilities of the Audit Committee are to:

(1)	retain the independent auditor, evaluate their independence, qualifications and performance, and to approve the terms of engagement for audit and non-audit services;

(2)	review with management and the independent auditor, as appropriate, our accounting policies, financial controls, financial reports and other financial information provided by us to any governmental body or the public;

(3)	review our compliance with legal and regulatory requirements;

(4)	regularly communicate with the independent auditor and financial and senior management and regularly report to the Board;

(5)	establish and observe complaint procedures regarding accounting, internal accounting controls and auditing matters;

(6)	prepare the report required by the SEC to be included in our Proxy Statement; and

(7)	perform other duties and responsibilities as may be set forth in its charter.

Each member of the Audit Committee is independent for purposes of the NASDAQ listing standards as they apply to Audit Committee members. The Board has determined that Mr. Gullard and Mr. Patton qualify as Audit Committee financial experts under the rules of the SEC. For additional information concerning the Audit Committee and its charter, see “Report of the Audit Committee.”

Compensation Committee.  The Compensation Committee reviews all components of compensation of our chief executive officer and directors for consistency with the Company’s compensation philosophy. Consistent with NASDAQ listing standards, the Compensation Committee is charged with the responsibility of determining the compensation of Hamish N. Brewer, the Company’s Chief Executive Officer, and all other executive officers, including reviewing and approving salary, incentive and equity awards, employment, severance and change of control agreements and other special and supplemental benefits. The Compensation Committee can delegate to the Company’s Chief Executive Officer and Chief Financial Officer the authority to grant and issue equity compensation awards, subject to the approval of the Chairman of the Compensation Committee. The Compensation Committee also approves the Compensation Discussion & Analysis for inclusion in the proxy statement. For more information on the responsibilities and activities of the Compensation Committee, including the committee’s process for determining executive compensation, see “Compensation Discussion and Analysis.” The Compensation Committee performs such other duties and responsibilities as may be set forth in its charter approved by the Board of Directors.

Each of the members of the Compensation Committee is independent for purposes of the NASDAQ listing standards. The Compensation Committee held two regular meetings during the last fiscal year. Mr. Armstrong, who is not a member of the Compensation Committee, attended and participated as an invitee at the meetings of the Compensation Committee. No member of management was present at any Compensation Committee meeting during the year ended December 31, 2008, except for Mr. Brewer, who was present at both regular meetings, and Michael Bridge, who was present at the first regular meeting of the Compensation Committee. Mr. Brewer was present at the latter meeting for the purposes of setting our executive officer compensation, but not for setting his compensation. The Charter of the Compensation Committee is available on our website at www.jda.com. For additional information concerning the Compensation Committee, see “Executive Compensation” and “Compensation Committee Interlocks and Insider Participation.”

Nominating and Governance Committee.  The Nominating and Governance Committee (“Governance Committee”) acts pursuant to its charter, which was amended in January 2004 to reflect changes in the NASDAQ listing standards. The Charter of the Governance Committee is available on our website at www.jda.com. The Governance Committee is charged with:

(1) identifying individuals qualified to become Board members;

(2) selecting, or recommending to the Board, director nominees for each election of directors;

(3) developing and recommending to the Board criteria for selecting qualified director candidates;

(4) considering committee member qualifications, appointment and removal;

(5) recommending corporate governance principles applicable to the Company; and

(6) providing oversight in the evaluation of the Board and each committee of the Board.

Each member of the Governance Committee is independent for purposes of the NASDAQ listing standards. After reviewing its director qualification criteria, the Governance Committee, in conformance with the NASDAQ listing standards, recommended that Mr. Gullard stand for re-election as a Class I Director of the Board at the 2009 Annual Meeting of Stockholders.

Director Nominations

Director Qualifications.  Our directors play a critical role in guiding the Company’s strategic direction and oversee the management of the Company. The Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Board candidates are considered based upon various criteria, such as their business and professional skills and experiences, personal and professional ethics, integrity and values, long-term commitment to representing the best interests of our stockholders and inquisitive and objective perspective and mature judgment. Additionally, director candidates must have sufficient time available to perform all Board and committee responsibilities. Consistent with its charter, the Governance Committee evaluates and recommends to the Board, director nominees for each election of directors. When reviewing potential director candidates, the Governance Committee considers the following factors:

•	the appropriate size of the Company’s Board and its committees;

•	the perceived needs of the Board for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees in relation to the skills, background, reputation, and business experience already possessed by other members of the Board;

•	nominees’ independence from management;

•	nominees’ experience with accounting rules and practices;

•	nominees’ background with regard to executive compensation;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Governance Committee may also consider from time to time, such other factors as it may deem to be in the best interests of the Company and its stockholders. Other than considering the factors listed above, we have no stated minimum criteria for director nominees. The Governance Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “Audit Committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of “independent director” under the NASDAQ listing standards.

Process for Identifying and Evaluating Candidates for Election to the Board.  The Governance Committee reviews the qualifications and backgrounds of the current directors, as well as the overall composition of the Board, and recommends to the full Board the slate of directors (other than the director designated by the holders of our Series B Preferred Stock (the “Series B Director”)) to be nominated for election at the annual meeting of stockholders. In the case of incumbent directors whose terms of office are set to expire, the Governance Committee reviews such directors against the criteria set forth above in determining whether to recommend these directors for re-election. In the case of new director candidates, the questions of independence and financial expertise are important to determine what roles can be performed by the candidate, and the Governance Committee determines whether the candidate meets the independence standards set forth in the Sarbanes-Oxley Act of 2002, SEC rules and NASDAQ listing standards, and the level of the candidate’s financial expertise. Candidates for nomination by the Governance Committee as director come to the attention of the Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Governance Committee at any point during the year. All director candidates for nomination by the Governance Committee must submit a completed form of directors’ and officers’ questionnaire as part of the nominating process, and the evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Governance Committee. With respect to the Series B Director, the holder or holders of a majority of the Series B Preferred is entitled to designate the nominee for election as the Series B Director. Pursuant to the terms of the Certificate of Designation of the Series B Preferred Stock, the

Series B Director must meet certain qualifications, including compliance with laws and regulations governing the business operations of the Company and the Company’s directors generally.

Stockholder Nominations.  We have a formal policy that has been adopted by the Board, regarding director nominations, which provides that nominations of candidates for election as directors may be made by the Board or by stockholders. The Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder provided that the recommendations are made in accordance with the procedures described in this proxy statement and conform to the deadline specified in our bylaws. In order to be evaluated in connection with the Governance Committee’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a stockholder must be in writing and sent via registered, certified, or express mail to: Corporate Secretary, JDA Software Group, Inc., 14400 North 87th Street, Scottsdale, Arizona 85260 no later than 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders. Facsimile or other forms of electronic submissions will not be accepted. In order to be included in our 2010 proxy material, stockholder nominations must be submitted after the 2009 Annual Meeting of Stockholders but no later than 5:00 p.m., Scottsdale, Arizona time on December 11, 2009. Facsimile or other forms of electronic submissions will not be accepted.

Stockholders nominating candidates for election as directors are also required to provide the following information with respect to their nominees:

•	the candidate’s name, age, contact information and present principal occupation or employment;

•	a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director;

•	the name and address, as they appear on the Company’s books, of the stockholder making the nomination; and

•	the stockholder’s relationship to or affiliation with the director candidate, if any.

Evaluation of any stockholder recommendations is the responsibility of the Governance Committee under its charter. In the event of any stockholder recommendations, the Governance Committee would evaluate the person recommended in the same manner as other persons considered by the Governance Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our Common Stock as of March 31, 2009 by (i) each of our Directors, (ii) each of the Named Executive Officers listed in the Summary Compensation Table (together the “Named Executive Officers”), (iii) each stockholder known by the Company to be the beneficial owner of more than 5% of our outstanding Common Stock, and (iv) all of our directors and executive officers as a group.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o JDA Software Group, Inc., 14400 North 87th Street, Scottsdale, Arizona 85260.

	Shares
	Beneficially	Percentage
Name and Address of Beneficial Owner(1)	Owned(2)	of Class(3)

James D. Armstrong(4)	1,778,983	5.6%
Orlando Bravo(5)	4,981	*
J. Michael Gullard(6)	43,000	*
Douglas G. Marlin(6)	79,950	*
Jock Patton(6)	44,000	*
Hamish N. Brewer(7)	545,414	1.7%
Kristen L. Magnuson(8)	260,269	*
Christopher J. Koziol(9)	72,596	*
Christopher J. Moore(10)	131,676	*
Thomas Dziersk(11)	36,013	*
All directors and executives officers as a group (16 persons)(12)	3,376,107	10.2%
Thoma Cressey Bravo, Inc.(13)	3,603,603	11.5%
Barclays Global Investors NA(14)	2,134,217	6.8%
The Vanguard Group, Inc.(15)	1,665,574	5.3%
Wellington Management Company, LLP(15)	1,646,042	5.3%

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)	The information regarding security ownership of our Common Stock is as of March 31, 2009, except for the security ownership of Thoma Cressey Bravo, Inc. (“TCB” and formerly known as Thoma Cressey Bravo Equity Partners), which is derived from a Schedule 13D filed on July 14, 2006; the security ownership of Barclays Global Investors NA, which is derived from a Schedule 13G filed on February 5, 2009; the security ownership of The Vanguard Group, Inc., which is derived from a Schedule 13G/A (1) filed on February 13, 2009; and the security ownership of Wellington Management Company, LLP, which is derived from a Schedule 13G/A(4) filed on February 17, 2009.

(3)	The percentage of class calculations are based on the number of shares of our Common Stock outstanding on March 31, 2009 (31,280,234 shares) plus, where appropriate, those shares subject to (1) unexercised options which were exercisable on March 31, 2009 (all outstanding options are fully vested), (2) all vested and unvested restricted stock awards granted to directors, executive officers and other employees under the 2005 Incentive Plan through March 31, 2008 (See “Compensation Discussion and Analysis”) and (3) the assumed conversion of the Series B Preferred Stock issued to TCB. Unvested restricted stock awards have been included as the restricted shares have voting rights irrespective of vesting. The symbol “*” represents holdings which are less than 1% of the outstanding Common Stock.

(4)	The shares beneficially owned include 505,000 shares subject to fully vested, unexercised options. In addition, the share total includes 5,000 shares owned by the Kita Foundation, a private charitable foundation for which Mr. Armstrong serves as President. Mr. Armstrong disclaims beneficial ownership of these shares. The address for Mr. Armstrong is 14400 North 87th Street, Scottsdale, Arizona 85260.

(5)	Mr. Bravo was appointed to our Board of Directors in connection with the issuance of Series B Preferred Stock to funds affiliated with TCB. Mr. Bravo is a Managing Partner of TCB. The Series B Preferred Stock is convertible, at any time in whole or in part, into a maximum of 3,603,603 shares of Common Stock. Mr. Bravo disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest.

(6)	The shares beneficially owned by Messrs. Gullard, Marlin and Patton include 30,000, 36,750 and 30,000 shares, respectively, that are subject to fully vested, unexercised options.

(7)	The shares beneficially owned include 477,220 shares subject to fully vested, unexercised options. In addition, the shares include 74,066 restricted stock units issued on January 28, 2008 and 41,890 performance share awards issued on January 28, 2009, net of shares tendered for payment of applicable statutory withholding taxes. Both awards are subject to certain forfeiture provisions and do not have voting rights until vested. The restricted stock units and performance share awards vested 50% at the date of issuance with the remaining 50% vesting ratably over the subsequent 24-month periods.

(8)	The shares beneficially owned include 199,991 shares subject to fully vested, unexercised options. In addition, the shares include 37,033 restricted stock units issued on January 28, 2008 and 20,945 performance share awards issued on January 28, 2009, net of shares tendered for payment of applicable statutory withholding taxes. Both awards are subject to certain forfeiture provisions and do not have voting rights until vested. The restricted stock units and performance share awards vested 50% at the date of issuance with the remaining 50% vesting ratably over the subsequent 24-month periods.

(9)	The shares beneficially owned include 51,846 restricted stock units issued on January 28, 2008 and 20,945 performance share awards issued on January 28, 2009, net of shares tendered for payment of applicable statutory withholding taxes. Both awards are subject to certain forfeiture provisions and do not have voting rights until vested. The restricted stock units and performance share awards vested 50% at the date of issuance with the remaining 50% vesting ratably over the subsequent 24-month periods.

(10)	The shares beneficially owned include 107,500 shares subject to fully vested, unexercised options. In addition, the shares include 14,813 restricted stock units issued on January 28, 2008 and 24,365 performance share awards issued on January 28, 2009, net of shares tendered for payment of applicable statutory withholding taxes. Both awards are subject to certain forfeiture provisions and do not have voting rights until vested. The restricted stock units and performance share awards vested 50% at the date of issuance with the remaining 50% vesting ratably over the subsequent 24-month periods.

(11)	The shares beneficially owned include 30,000 shares of restricted stock granted on July 31, 2006 that are subject to certain forfeiture provisions. The restricted stock vested 25% on the first anniversary of Mr. Dziersk’s employment with the remaining 75% vesting ratably thereafter over 36 months. In addition, the shares include 22,220 restricted stock units issued on January 28, 2008 and 12,567 performance share awards issued on January 28, 2009, net of shares tendered for payment of applicable statutory withholding taxes. Both awards are subject to certain forfeiture provisions and do not have voting rights until vested. The restricted stock units and performance share awards vested 50% at the date of issuance with the remaining 50% vesting ratably over the subsequent 24-month periods.

(12)	The shares beneficially owned include an aggregate of 1,669,638 shares subject to fully vested, unexercised options. The shares also include 50,000 shares of restricted stock granted to certain executive officers upon commencement of their employment that are subject to certain forfeiture provisions, the unvested portion of which will vest ratably over periods that extend through July 2011. In addition, the shares include 274,117 restricted stock units issued on January 28, 2008 and 161,070 performance share awards issued on January 28, 2009, net of shares tendered for payment of applicable statutory withholding taxes. Both awards are subject to certain forfeiture provisions and do not have voting rights until vested. The restricted stock units and performance share awards vested 50% at the date of issuance with the remaining 50% vesting ratably over the subsequent 24-month periods.

(13)	Thoma Cressey Bravo, Inc., a Delaware corporation (“TCB”), is an Illinois-based private equity firm whose principal business address is 233 South Wacker Drive, 9200 Sears Tower, Chicago, IL 60606. Carl D. Thoma is the sole shareholder of TCB, which in turn is the general partner of TC Partners VII, L.P., a Delaware limited partnership, which in turn is the general partner of both Thoma Cressey Fund VII, L.P., a Delaware limited partnership (“Fund VII”), and Thoma Cressey Friends Fund VII, L.P., a Delaware limited partnership

(“Friends Fund VII”). We issued a total of 50,000 shares of Series B Preferred Stock for $50 million in cash to Fund VII (49,231 shares) and Friends Fund VII (769 shares) on July 5, 2006 in connection with our acquisition of Manugistics Group, Inc.

(14)	The security ownership of Barclays Global Investors NA includes the holdings of Barclays Global Investors NA, a California-based bank and Barclays Global Fund Advisors, an investment advisor, both of which have a principle address of 400 Howard Street, San Francisco, California 94105; and Barclays Global Investors, LTD, a non-U.S. investment institution whose principle address is Murray House, 1 Royal Mint Court, London EC3N 4HH.

(15)	The Vanguard Group, Inc. is a Pennsylvania-based investment advisor whose address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355; Wellington Management Company, LLP is a Massachusetts-based investment advisor whose address is 75 State Street, Boston, Massachusetts 02109.

EXECUTIVE OFFICERS OF THE COMPANY

The names, ages, positions, offices held and business experience of our executive officers as of March 31, 2009, are as follows:

Name	Age	Title

Hamish N. Brewer	46	President and Chief Executive Officer
Kristen L. Magnuson	52	Executive Vice President and Chief Financial Officer
Christopher J. Koziol	48	Chief Operating Officer
Christopher J. Moore	46	Executive Vice President, Services
Brian P. Boylan	48	Senior Vice President, Human Resources
G. Michael Bridge	45	Senior Vice President, General Counsel and Secretary
Tom Dziersk	45	Senior Vice President, Americas
Laurent F. Ferrere II	49	Senior Vice President and Chief Marketing Officer
David J. Johnston	46	Senior Vice President, Manufacturing and Wholesale Distribution
David R. King	64	Senior Vice President, Product Management and Development
Wayne J. Usie	42	Senior Vice President, Retail

Hamish N. J. Brewer has served as our President and Chief Executive Officer since August 2003. Mr. Brewer previously served as President from March 2001 to July 2003, as Senior Vice President, Sales from 2000 to March 2001, as Senior Vice President, Enterprise Systems, from 1999 to 2000, as Senior Vice President, International during 1998 to 1999, as Director of our Europe, Middle East and African operations from 1996 to 1998, and as a Marketing Representative from 1994 to 1996. Prior to joining JDA, Mr. Brewer served as a Retail Marketing Specialist with IBM from 1986 to 1990 and in various operational positions with a privately-held retail sales organization located in England. Mr. Brewer received a Bachelor of Science and a Bachelor of Commerce degree from the University of Birmingham in England.

Kristen L. Magnuson has served as our Chief Financial Officer since September 1997 and was promoted to Executive Vice President from Senior Vice President in March 2001. Prior to joining JDA, Ms. Magnuson served as Vice President of Finance and Planning for Michaels Stores, Inc., a publicly-held arts and craft retailer from 1990 to 1997, as Senior Vice President and Controller of MeraBank FSB, an $8 billion financial institution, from 1987 to 1990, and various positions including Audit Principal in the audit department of Ernst & Young from 1978 to 1987. Ms. Magnuson currently serves on the Board of Directors of Convio, Inc., a privately-held internet software and services company that provides online Constituent Relationship Management solutions for nonprofit organizations. Ms. Magnuson is a Certified Public Accountant and received a Bachelor of Business Administration degree in Accounting from the University of Washington.

Christopher J. Koziol has served as our Chief Operating Officer since June 2005. Prior to joining JDA, Mr. Koziol served as Managing Director of Mission Advisors, LLC, a privately-held firm that provides early stage turnaround consulting, strategy, business development and operations management advisory services to small and medium-sized enterprises, from 2001 to 2005. From 1985 to 2001, Mr. Koziol held a variety of executive positions, including President and Chief Operating Officer, with MicroAge, Inc., a publicly-held distributor and integrator of information technology products and services and a Fortune 500 company, and as an Account Executive with Western Office Systems from 1983 to 1985. Mr. Koziol worked in various sales and sales management positions with the Pepsi-Cola Bottling Group from 1982 to 1983. Mr. Koziol received a Bachelor of Science degree in Business Administration, Marketing from the University of Arizona and is a graduate of the Harvard Business School Program for Management Development.

Christopher J. Moore has served as our Executive Vice President, Services since November 2008. Mr. Moore previously served as our Senior Vice President, Customer Support Solutions from 2004 to 2008, as Vice President, US Consulting Services from 1999 to 2003, as Vice President, Consulting Services Group Operations in 1999, as a

Regional Director, Consulting Services Group from 1997 to 1998, as Associate Consulting Director from 1995 to 1997, as Senior Implementation Manager from 1994 to 1995, and in various other programmer, analyst and consulting positions from 1991 to 1993. Prior to joining JDA, Mr. Moore served in various management positions with Vormittag Associates, Inc. a privately-held software and consulting services distributor, from 1990 to 1991, Sunrise Software Systems, a privately-held POS hardware and software distributor, from 1989 to 1990, and Computer Generated Solutions, a privately-held consulting company, from 1987 to 1989. Mr. Moore attended Polytechnic University and received a Bachelor of Science degree in Computer Science.

Brian P. Boylan has served as our Senior Vice President, Human Resources since April 2007. Mr. Boylan previously served as our Vice President, Human Resources from June 2005 to March 2007. Prior to joining JDA, Mr. Boylan was a founding partner of Alliance HR Advisors, a human resources consulting firm from 2004 to 2005. Mr. Boylan previously served as Senior Vice President of Legal Affairs and Human Resources of Asarco Inc., an international natural resource company, from 2001 to 2003, where he also served in various executive and management positions from 1988 through 2003, including Director of Employee Relations, Operations Manager and Vice President of Human Resources. Mr. Boylan also served as Assistant General Counsel for the New York City Office of Labor Relations Office from 1986 to 1987. Mr. Boylan received a Bachelor of Business Administration degree in Labor-Management Relations from Pace University and a Juris Doctor degree from the Brooklyn Law School.

G. Michael Bridge has served as our Senior Vice President and General Counsel since August 2004. Mr. Bridge was elected Secretary in March 2008. Mr. Bridge previously served as Vice President and General Counsel from July 1999 to July 2004. Prior to joining JDA, Mr. Bridge served as in-house counsel for various technology companies from 1991 to 1999. From 1989 to 1991 Mr. Bridge served as an associate in the corporate and securities department of Piper & Marbury. Mr. Bridge’s education includes a Bachelor of Arts degree from the University of Southern California, and a Juris Doctor degree from Cornell University.

Tom Dziersk has served as our Senior Vice President, Americas since August 2006. Prior to joining JDA, Mr. Dziersk served as President and Chief Executive Officer of SAMSys, Inc., a privately-held manufacturer of radio frequency identification reader (RFID) technology, from January 2006 to April 2006, and as President and Chief Executive Officer of ClearOrbit, Inc., a privately-held supply chain execution automation company, from December 2000 to August 2005. Prior to that, Mr. Dziersk served as Senior Vice President of Sales and Marketing of Essentus International, Inc. (formerly Richter Systems), a privately-held provider of business-to-business portal functionality and enterprise resource planning software solutions for the apparel and footwear industries, from July 1999 to November 2000, and in various management and sales positions with JBA International, Inc., an enterprise resource planning software firm, from June 1991 to May 1999 and with Loadstar Computer Systems, a provider of specialized software solutions for the automotive aftermarket industry, from June 1985 to June 1991. Mr. Dziersk received a Bachelor of Arts degree in Economics from the University of Michigan.

Laurent F. Ferrere II has served as our Senior Vice President and Chief Marketing Officer since February 2009. Mr. Ferrere previously served as our Senior Vice President, Product Management and Chief Marketing Officer from July 2007 to January 2009. Prior to joining JDA, Mr. Ferrere served as Chief Marketing Officer and Vice President of Sales Operations of Manhattan Associates, Inc., a publicly-held software company, from 2004 to 2006, as a founding executive of InterimOne, a privately-held executive management a strategy advisory firm, from 2001 to 2004, as Senior Vice President of Vastera, a global trade management firm from 1997 to 2001, as a Principle and Director of Industry Marketing for JDEdwards, a publicly-held software company, from 1992 to 1997 and in various management positions with Andersen Consulting (now Accenture) from 1981 to 1992. Mr. Ferrere has previously served on the Board of Directors of NetRegulus, a venture-backed provider of web-based enterprise regulatory management software, and in Board advisory roles with various software and marketing companies. Mr. Ferrere received a Bachelor of Science degree in Business and Computer Science from Western Illinois University.

David J. Johnston has served as our Senior Vice President, Manufacturing and Wholesale-Distribution since February 2009. Mr. Johnston previously served as our Senior Vice President, Supply Chain from April 2007 to January 2009, as Vice President of Forecasting and Replenishment Solutions from January 2006 to March 2007 and as Vice President of Product Marketing from September 2001 to December 2005. Prior to joining JDA, Mr. Johnston served as Vice President, Industry Marketing and Partner Relationships from 1999 to 2001 and as Vice President of

Product Development from 1995 to 1998 of E3 Corporation, a privately-held software company acquired by JDA in September 2001, as a Development Manager for IBM Corporation from 1989 to 1995 and in various information technology positions for D.H. Holmes Company Limited, a publicly-held department store from 1984 to 1989. Mr. Johnston studied computer science at Louisiana State University and the University of New Orleans.

David R. King has served as our Senior Vice President, Product Management and Development since February 2009. Mr. King previously served as our Senior Vice President, Product Development from January 2004 to January 2009. Prior to joining JDA, Mr. King served as Vice President Product Planning of Geac Computer Corp. Ltd, a publicly-held Canadian software company, from August 2003 to December 2003, as Senior Vice President of Product Development and Chief Technology Officer of Comshare, Inc., a publicly-held software company, from 1997 to 2003, and as its Director of Applied Technology and Research from 1991 to 1997, and in various management positions including Director, Advanced Product Design and Development of Execucom Systems Corporation, a privately-held provider of decision and executive support systems, from 1983 to 1991. Prior to that, Mr. King was a full-time faculty member responsible for teaching undergraduate and graduate courses in statistics, research methods, mathematical and computer modeling at Old Dominion University, the University of Maryland, and the University of South Carolina, from 1969 to 1982. Mr. King currently serves on the advisory boards for MIS at the University of Georgia and Arizona State University Technopolis. In addition, Mr. King has written over 50 articles and books in the areas of decision support, business intelligence and electronic commerce. Mr. King’s education includes a Bachelor of Sociology Degree, a Master of Sociology Degree, and a Ph.D. in Sociology with a minor in Mathematical Statistics from the University of North Carolina.

Wayne J. Usie has served as our Senior Vice President, Retail since July 2006. Mr. Usie previously served as our Senior Vice President, Americas from January 2003 to June 2006 and as Senior Vice President, Product Development from January 2001 to December 2002. Prior to joining JDA, Mr. Usie served as Vice President — Information Technology for Family Dollar Stores, Inc., a publicly-held mass merchant discount retailer from 1997 to 2000, as Vice President — Chief Financial Officer and Chief Information Officer of Campo Electronics, Appliances, and Computers, Inc., a publicly-held consumer electronics retailer, from 1996 to 1997, as President and Chief Executive Officer of International Networking & Computer Consultants, Inc., a privately-held software integration consulting firm, from 1992 to 1996, and in various management positions in the regional accounting firm of Broussard, Poche, Lewis & Breaux from 1988 to 1992. Mr. Usie attended Louisiana State University and received a Bachelor of Science Degree in Business Administration — Accounting.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Executive Compensation Philosophy

The Company has adopted executive compensation policies to attract and retain highly motivated, qualified and experienced executives as well as to drive the financial performance of the Company by providing equity and monetary rewards to management that are linked to the success of the Company and returns to stockholders. Effective, competitive executive compensation programs are essential to achieving these goals.

Through research, discussions with management and the assistance of outside experts, the Company’s Compensation Committee has developed an executive compensation philosophy that defines the overriding objectives for the Company’s executive compensation programs and the role of the various compensation elements. This philosophy covers several critical issues, which are described below.

Overriding Objectives

The goal of our executive compensation program is the same as our goal for operating the Company — to create long-term stockholder value. Additional objectives of the executive compensation program are:

•	To motivate our executive officers to achieve and exceed the Company’s financial performance goals and drive shareholder value by rewarding such success with equity awards and cash bonuses.

•	To ensure that executive compensation programs are effective in attracting, retaining, and motivating top quality executives who have the ability to significantly influence the long-term financial success of JDA, and are responsible for effectively managing JDA’s operations in a way that maximizes stockholder value.

•	To achieve a balance between compensation levels and the Company’s annual and long-term budgets, strategic plans, business objectives, and stockholder expectations.

•	To motivate executive officers to achieve our business objectives, and to align the incentives of our officers with the long-term interests of stockholders through the use of appropriate long-term incentive awards, e.g. restricted stock, restricted stock units, and/or contingent performance share awards, pursuant to the 2005 Incentive Plan (as described below).

•	To provide senior executives with appropriately leveraged total compensation opportunities that are competitive in form and in value with comparable companies taking into account: industry sector, market capitalization, revenues, profitability, and global operational focus.

•	To have programs that are simple, well understood, which reward accountability and are closely tied to the Company’s key financial goals and strategic objectives.

Components of Compensation

The Compensation Committee has identified and considers four main components of compensation when evaluating executive compensation: base salary, short- and long-term incentives, and benefits. Base salary provides a base level of market competitive compensation, designed to attract and retain individuals with the qualities necessary to ensure the short- and long-term financial success of JDA. Salaries are targeted at or near the 50th percentile of market comparisons, while recognizing individual differences in scope of responsibilities, qualifications, experience and leadership abilities. There is also a significant portion of compensation (in the form of cash bonus and equity awards) at risk contingent upon meeting annual pre-defined corporate objectives. The objectives of these short-and long-term incentives are to assure that those key executives who are involved in critical decisions that impact the Company’s success have a meaningful, competitively supportable portion of their total compensation opportunity linked to their success in helping meet performance objectives. Benefits are offered that are competitive within the defined talent market, on par with our employee population, and offered on the basis of business need and adequate individual protection. Our benefit plans provide participants with reasonable flexibility to meet individual needs.

Program Administration, Policies and Process

Decisions around program design and pay adjustments are made in the context of an employee’s value to the business — market value of skills, individual contribution, and business results. While base salary is generally targeted to approximate the median of the competitive market, actual total direct compensation may be above or below the median based on the actual performance of JDA. The design of the program provides for the opportunity to achieve above median short-and long-term compensation levels through outstanding organizational performance.

The Committee considers a number of important and relevant factors when making decisions on compensation program structure and individual compensation targets and payments. Such factors include, but are not limited to: market competitiveness of total compensation opportunities, Company performance, retention risk and individual potential.

The Committee establishes all elements of compensation for the Chief Executive Officer and approves them only after careful consideration of all appropriate factors. In setting total compensation for executives other than the Chief Executive Officer, the Committee considers both individual and Company-wide performance and salary recommendations from the Chief Executive Officer.

In 2006, the Compensation Committee engaged Watson Wyatt Worldwide as its compensation consultant and advisor. The Committee felt engagement of an outside consultant was particularly beneficial as a result of the significant change in scope of the Company’s operations resulting from the Manugistics acquisition in July of 2006 and to assist with expanded disclosure obligations. In connection with compensation decisions for 2007, Watson Wyatt conducted a review of the Company’s executive compensation program, including an evaluation of the market positioning for total compensation and individual pay elements. The consultant conducted interviews with representatives of management and the Compensation Committee to understand the labor market in which JDA competes. In addition to the consideration of industry focus, Watson Wyatt considered peers based on the global nature of their business and whether their more recent fiscal year revenue size was half to two times the revenue of JDA for 2007. The consultant recommended a peer group of publicly traded software companies to the Compensation Committee, which was approved in connection with setting 2007 compensation levels.

In the judgment of the Compensation Committee, there were no fundamental changes in the nature or scope of the Company’s operations in 2008. Accordingly, the Committee did not engage an outside consultant in connection with reviewing and approving compensation programs for 2008. Prior year input from the consultant served as background for the Committee’s decisions in 2008, but the Committee did not commission or conduct an updated peer group study for its 2008 decisions.

As previously disclosed, the 2007 peer group was:

ο	Aspen Technology, Inc.

ο	Epicor Software Corp.

ο	i2 Technologies, Inc.

ο	Informatica Corp.

ο	Kronos, Inc.

ο	Manhattan Associates Corp.

ο	Mentor Graphics Corp.

ο	Micros Systems, Inc.

ο	Microstrategy, Inc.

ο	MSC Software Corp.

ο	Progress Software Corp.

ο	QAD, Inc

ο	SPSS, Inc.

ο	Verint Systems, Inc.

ο	Vignette Corp., and

ο	Wind River Systems, Inc.

In 2008, our actual compensation was consistent with the compensation goals and policies of our Compensation Committee

The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) disallows tax deduction to any publicly-held corporation for individual compensation exceeding $1 million in any taxable year paid to the Chief Executive Officer or any of the four other most highly compensated executive officers, unless compensation is performance-based. Since the targeted cash compensation of each of the Named Executive Officers is well below the $1 million threshold, and because we believe that any options granted under the prior plans in 2004 currently meet the requirement of being performance based in accordance with the regulations under Section 162(m), the Committee believes that Section 162(m) will not reduce the tax deductions that would be available to us for executive compensation in 2008, or for equity awards to be granted to our executive officers under our 2005 Incentive Plan. Our policy is to qualify to the extent reasonable for executive officers’ compensation for deductibility under applicable tax laws.

Compensation Elements in 2008

The following sections describe the various elements of the Company’s executive compensation program including objectives, market positioning, structure, operation, and other information specific to 2008 payments, awards, and compensation adjustments.

The 2008 Named Executive Officers

This CD&A describes the compensation for the named executive officers in the Summary Compensation Table. The named executive officers include the principal executive officer and the principal financial officer, plus the three other most highly compensated executive officers who were serving as executive officers at December 31, 2008 (the “Named Executive Officers”).

Base Salary

Individual base pay is based upon appropriate competitive reference points, internal responsibilities and an executive’s ability to contribute to the Company’s success. Base salary is established at a level that is sufficient to attract and retain individuals with the qualities necessary for the long-term financial success of JDA. Historically, that has resulted in our Compensation Committee’s compensation policy to set base salary at or near the median of the selected peer group recommended by Watson Wyatt. Each executive officer is paid a base salary that is reviewed annually by the Compensation Committee. Salary adjustments take into account the compiled market data, but within the context of an executive’s role, responsibilities, experience, tenure, individual performance and contribution to the organization’s results as determined by the Chief Executive Officer (or the Committee, for decisions concerning CEO compensation).

In setting base salaries for 2008, the Compensation Committee affirmed its philosophy of setting base salaries that approximate the peer group median, and considered the informal input of management and Committee members regarding anticipated compensation changes at other comparable companies. Management proposed a policy of base salary increases of 4.5% for rank and file JDA associates, and the Committee agreed with management that the Named Executive Officers should receive the same increase. Based in part on the Company’s 2008 performance and more formal survey data obtained in January 2009 from Watson Wyatt, the Committee believes its compensation objectives with respect to base salaries were achieved in 2008.

Annual Bonuses

The Company’s Executive Bonus Plan is structured to synchronize the compensation of all associates and to align the incentive compensation of executive officers with the annual operating goals and objectives of the Company. Our Compensation Committee’s general philosophy with annual bonuses — which was reflected in the 2008 compensation structure — has been to set target annual bonus amounts at or above the median of the peer group recommended by Watson Wyatt, which are tied to a “stretch” performance goal. The Compensation Committee believes this approach to annual bonuses provides incentives to management to maximize potential performance and enables the Company to reward exceptional performance with total short-term compensation that exceeds the peer group median.

The annual bonus program in 2008 was designed to reflect the Committee’s continued judgment that the most important measure of the Company’s operating performance relative to creating stockholder value was earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Compensation Committee believes that the use of the EBITDA target was effective at driving the successful integration of Manugistics, and that an EBITDA target continues to provide a simple, but encompassing and powerful, performance goal that aligns the strategies and efforts of the enterprise across operational groups and geographies. The Committee also believes that an EBITDA target helps ensure that extraordinary compensation is tied to creation of enhanced value for stockholders, and serves to motivate performance against a key metric in the Company’s credit facilities.

As in 2007, the annual target amounts in 2008 for the Named Executive Officers were set by the Compensation Committee at the beginning of the year, based on a stretch performance EBITDA goal. The EBITDA targets for 2007 and 2008 were $85 million and $95 million, respectively. The annual targeted cash bonus amount established for the Named Executive Officers is typically paid on a quarterly basis as determined by the level of achievement of the Company’s financial targets, although no quarterly targets are set. The portion of the annual bonus paid to executives on a quarterly basis is calculated based upon the Company’s annualized year-to-date achievement of the current EBITDA goal, with a holdback of a portion of the annualized amount to be paid after the Company’s Audit Committee determines the actual EBITDA performance of the applicable year in January of the following year.

JDA uses a mix of short- and long-term annual incentive programs, which include cash bonuses and equity-based awards tied to performance against the Company’s EBITDA objectives. With this in mind, the Compensation Committee recommended and the Board of Directors approved a 2008 cash incentive bonus plan (the “2008 Cash Incentive Plan”) for our executive officers on February 7, 2008. The 2008 Cash Incentive Plan provided for approximately $2.6 million in targeted cash bonuses to executive officers, payable quarterly, based upon actual performance relative to defined annualized EBITDA goals. Based on the Company’s performance against the EBITDA goal in 2008, an aggregate of approximately $2.7 million was awarded to executive officers in bonus compensation in 2008 under the 2008 Cash Incentive Plan. Based on data developed by Watson Wyatt in January, 2009, the Committee believes total direct compensation (annual base and cash bonus) for the Named Executive Officers somewhat exceeded such compensation reflected in the peer group median. The Committee further believes this compensation outcome, in light of the Company’s strong EBITDA performance in 2007, is consistent with the Committee’s philosophies and objectives.

No bonuses would be earned or paid under the 2008 Cash Incentive Plan unless a minimum EBITDA threshold of $80 million was met and there was no cap on the maximum amount of bonus an executive could receive if the Company exceeded the $95 million target. For reference, the details of the 2008 Cash Incentive Plan, including the identification of participating executive officers together with their target cash bonus amounts, 2008 EBITDA performance thresholds and bonus calculation formulas, were provided to the SEC on Form 8-K filed on February 13, 2008.

Due to the Committee’s judgment that the 2008 Cash Incentive Plan contributed effectively to the Company’s success achieving the Company’s 2008 EBITDA goals, the Committee determined to employ a similar cash incentive bonus program in 2009, also based upon performance versus the Company’s 2009 EBITDA goal. The following table sets forth the Company’s target bonuses in 2008 and 2009 for Named Executive Officers as of March 31, 2009.

		2008	2009
Named Executive Officer	Title	Target Bonus	Target Bonus

Hamish N. Brewer	President and Chief Executive Officer	$350,000	$350,000
Kristen L. Magnuson	Executive Vice President and Chief Financial Officer	250,000	250,000
Christopher J. Koziol	Chief Operating Officer	275,000	275,000
Christopher J. Moore(1)	Executive Vice President, Services	245,000	300,000
Thomas Dziersk(2)	Senior Vice President, Americas	275,000	300,000

(1)	Mr. Moore’s 2008 target bonus was increased from $245,000 to $300,000 effective October 1, 2008 in connection with his promotion to Executive Vice President, Services. Actual bonuses earned by Mr. Moore for 2008 will be pro-rated based on the length of time each target bonus amount was in effect during 2008.
(2)	Mr. Dziersk’s annual cash incentive plan is commission-based. As a result, he does not participate in the annual EBITDA-based cash incentive bonus plan with the other executive officers. The amounts shown under the 2008 and 2009 target bonus columns represent Mr. Dziersk’s annual targeted commissions.

Equity-Based Awards

The Company relies for long-term compensation awards on its 2005 Incentive Plan, which was adopted by our stockholders at the 2005 Annual Meeting of Stockholders. Under the 2005 Incentive Plan, the Compensation Committee is authorized to grant stock awards, restricted stock, restricted stock units, performance awards, and deferred compensation awards, but not stock options, to our executive officers.

The Compensation Committee, together with the Board of Directors and Management, use the 2005 Incentive Plan to make awards of restricted stock, restricted stock units and contingent performance share awards based upon achievement by the Company of certain operating goals. In 2007 and 2008, the Committee aligned the Company’s equity compensation program with its cash bonus program and with the Board’s performance goals for the Company by structuring awards tied to the Company’s EBITDA goals. In its use of equity incentives, the Committee’s philosophy is to balance its goals of incentivizing management with shareholder concerns regarding equity dilution. The Committee generally attempts to set target awards for the Named Executive Officers that are at or below the Company’s peer group median. However, in a year such as 2007 where the Committee believes the Company faced the strategic imperative of maximizing EBITDA while successfully integrating the Manugistics acquisition, the Committee may be more aggressive in its use of equity awards and target long-term awards at or above the peer group median. Awards are generally made within the first two months of the fiscal year.

Based on survey data developed by Watson Wyatt in January 2009, the Committee believes long-term incentives under the 2005 Incentive Plan for 2008 were slightly to moderately below the Company’s peer group median, and were therefore consistent with the Committee’s philosophies and compensation objectives.

Our long-term awards are designed to provide an incentive to the executive management team to (a) successfully achieve the EBITDA target set by the Compensation Committee for that year, and (b) remain with the Company and continue to build shareholder value over the twenty-four month period succeeding the initial vesting of the award following determination of annual EBITDA for the preceding year. These awards give our executive officers the right to receive, without payment of monetary consideration, on the vesting date, a number of shares of the Company’s common stock equal to the number of performance shares or restricted stock units vesting on such date. The awards consist of a combination of vesting based on the passage of time and on a sliding scale tied to the Company’s actual performance as compared to the EBITDA goal set by the Compensation Committee. The sliding scale requires the Company to meet a minimum EBITDA threshold for the year before any award would begin to vest, and if the Company exceeded the EBITDA goal, awards would increase in size up to a maximum of 125% of the original awards. If the EBITDA goal is achieved, the immediate award of 50% of the earned performance shares provides a current reward for successful performance in the form of an ownership interest in us, while subjecting the remaining 50% of the award to vesting helps us retain key executives while providing an ongoing incentive to build increased shareholder value.

Based upon its view that the central feature of the Incentive Plan — the alignment of long-term equity compensation with EBITDA performance — was effective at motivating the Company’s successful performance in 2007 and 2008, the Committee determined to employ a similar program in 2009. On February 7, 2009, the Committee approved performance share awards under our 2005 Incentive Plan to certain employees of the Company, including our Named Executive Officers. The following table sets forth the target awards for the Company’s Named Executive Officers under the 2008 and 2009 Equity-based Incentive Plans:

			2009
		2008	Target
		Target	Performance
		Performance	Shares
Named Executive Officer	Title	Share Awards	Awards

Hamish N. Brewer	President and Chief Executive Officer	39,470	114,629
Kristen L. Magnuson	Executive Vice President and Chief Financial Officer	19,735	22,455
Christopher Koziol	Chief Operating Officer	19,735	22,455
Christopher J. Moore	Executive Vice President, Services	9,868	29,939
Thomas Dziersk	Senior Vice President, Americas	11,841	26,197

Each performance share represents the opportunity of the participant to receive a number of shares of common stock determined by the extent to which an EBITDA target is achieved or exceeded by the Company in 2009 (the “Distributable Shares”), subject to the participant’s continued employment with the Company. A participant who remains employed through the settlement date is entitled to receive, without payment of monetary consideration, on the settlement date, an immediate grant of a number of shares of the Company’s common stock equal to 50% of the number of Distributable Shares. In addition, on the settlement date, the participant will be granted contingent performance shares for the remaining 50% of the Distributable Shares. Subject to the participant’s continued employment, the contingent performance shares will vest and be settled by the issuance to the participant of shares of common stock in 24 monthly installments over the subsequent two year period under the terms of the Company’s standard performance share agreement. This summary is qualified in its entirety by the terms and conditions of the 2005 Incentive Plan and the applicable award agreements.

Benefits

The Company provides officers with certain benefits to adequately protect an executive and his or her immediate family in the event of illness, disability, or death. Named Executive Officers are eligible for health and welfare benefits available to all eligible Company employees during active employment under the same terms and conditions. JDA offers a comprehensive benefits program, which includes health, dental and vision coverage, short and long-term disability plans, life insurance and AD&D coverage, as well as a 401(k) savings plan.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2009 Annual Meeting.

Respectfully submitted by the member of the Compensation Committee of the Board of Directors.

COMPENSATION COMMITTEE

Jock Patton, Chairman
Orlando Bravo
J. Michael Gullard
Douglas G. Marlin

SUMMARY COMPENSATION TABLE

The table below sets forth information concerning total compensation provided to Named Executive Officers for services rendered in all capacities during the years ended December 31, 2008, 2007 and 2006. The Named Executive Officers include the principal executive officer and the principal financial officer, plus the three other most highly compensated executive officers who were serving as executive officers at December 31, 2008.

					Non-Equity
				Stock	Incentive Plan	All Other
Name and		Salary	Bonus	Awards	Compensation	Compensation
Principle Position	Year	(1)	(2)	(3)	(4)	(5)	Total

Hamish N. Brewer	2008	$465,188	$—	$484,243	$372,044	$4,858	$1,326,332
President and Chief Operating Officer	2007	450,000	—	739,352	344,750	3,146	1,537,248
	2006	450,000	—	—	68,750	2,397	521,147
Kristen L. Magnuson	2008	$284,282	$—	$242,121	$267,313	$6,367	$800,082
Executive Vice President and Chief	2007	275,000	—	369,675	221,625	6,367	872,667
Financial Officer	2006	275,000	—	—	61,875	5,745	342,620
Christopher J. Koziol	2008	$284,282	$—	$242,121	$294,044	$983	$821,429
Chief Operating Officer	2007	275,000	—	517,543	270,875	983	1,064,401
	2006	275,000	—	—	83,875	486	359,361
Christopher J. Moore(6)	2008	$251,516	$—	$121,067	$287,404	$4,855	$664,842
Executive Vice President, Services	2007	225,000	—	147,868	241,325	4,682	618,875
	2006	222,917	—	—	61,875	4,074	288,866
Thomas Dziersk	2008	$248,100	$—	$145,273	$494,219	$40,537	$928,129
Senior Vice President, Americas	2007	240,000	—	221,807	202,005	39,158	702,971
	2006	100,000	20,000	48,343	112,737	23,283	304,363

(1)	Salaries include the dollar value of base salaries earned from January 1st through December 31st of each year. Mr. Dziersk joined the Company on July 31, 2006 at a base salary of $240,000.

(2)	Mr. Dziersk received a one-time cash signing bonus upon joining the Company on July 31, 2006.

(3)	Stock Awards includes the share-based compensation expense recognized in 2008 and 2007 for financial statement reporting purposes on the annual performance-based equity awards made in each of these years. There were no performance-based equity awards made in 2006. We recognize share-based compensation related to performance-based equity awards on a graded vesting basis. As a result, approximately 2/3 of the total grant date fair value of those equity awards with vesting over an extended service period is recognized in the year of performance.

Our 2008 equity award performance program provided for the issuance of contingently issuable performance share awards to executive officers and certain other members of our management team if we were able to achieve a defined performance threshold goal in 2008. The performance threshold goal was defined as $95 million of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), which excludes certain non-routine items. A partial pro-rata issuance of performance share awards would be made if we achieved a minimum adjusted EBITDA performance threshold. The Company’s actual 2008 adjusted EBITDA performance, which exceeded the defined performance threshold goal of $95 million, was approved by the Board in January 2009 and qualified participants to receive approximately 106% of their target awards. Mr. Brewer, Ms. Magnuson, Mr. Koziol, Mr. Moore and Mr. Dziersk were issued 41,890, 20,945, 20,945, 10,473 and 12,567 performance shares, respectively, on January 28, 2009 with a grant date fair value of $17.34 per share. The performance share awards vested 50% upon the date of issuance with the remaining 50% vesting ratably over the subsequent 24-month period.

The 2007 equity award incentive program for the integration of our acquisition of Manugistics (“Integration Plan”) provided for the issuance of contingently issuable restricted stock units to executive officers and certain other members of our management team if we were able to successfully integrate the Manugistics acquisition and achieve a defined performance threshold goal in 2007. The performance threshold goal was defined as $85 million of adjusted EBITDA, which excludes certain non-routine items. A partial pro-rata issuance of restricted stock units would be made if we achieved a minimum performance threshold. The Company’s actual

2007 adjusted EBITDA performance was approved by the Board in January 2008 and qualified participants for a pro-rata issuance equal to 99.25% of their target awards. Mr. Brewer, Ms. Magnuson, Mr. Koziol, Mr. Moore and Mr. Dziersk were issued 74,066, 37,033, 51,846, 14,813 and 22,220 restricted stock units, respectively, on January 28, 2008 with grant date fair values ranging from $14.61 to $17.72 per share. The restricted stock units vested 50% upon the date of issuance with the remaining 50% vesting ratably over the subsequent 24-month period.

Stock awards also include 30,000 shares of restricted stock granted to Mr. Dziersk upon commencement of his employment on July 31, 2006 with a grant date fair value of $15.47 per share. The restricted stock vested 25% on the first anniversary of Mr. Dziersk’s employment with the remaining 75% vesting ratably over the subsequent 36-month period. We recognize share-based compensation related to this equity award on pro-rata basis over the service term.

(4)	Non-Equity Incentive Plan Compensation for all executives except Mr. Dziersk includes the dollar value of cash bonuses earned from January 1st through December 31st of each year pursuant to an annual executive cash incentive bonus plan (“Cash Incentive Bonus Plans”). The Cash Bonus Plans provide for targeted cash bonuses if the Company is able to achieve defined performance threshold goals that are aligned with the adjusted EBITDA performance thresholds used to measure achievement under our equity-based award programs. Mr. Dziersk’s annual cash incentive plan is commission-based. As a result, the amounts in this column represent the commissions earned by Mr. Dziersk in each of the years shown.

(5)	All Other Compensation represents payment to:

•	Mr. Brewer for matching contributions under the 401(k) plan in 2008, 2007 and 2006 of $3,875, $2,163 and $2,073, respectively, group term life insurance premiums of $486, $486 and $324, respectively and long-term disability premiums of $497, $497 and $ -0- , respectively

•	Ms. Magnuson for matching contributions under the 401(k) plan in 2008, 2007 and 2006 of $5,125, $5,125 and $5,000, respectively, group term life insurance premiums of $745, $745 and $745, respectively and long-term disability premiums of $497, $497 and $ -0- , respectively.

•	Mr. Koziol for group term life insurance premiums of $486, $486 and $486 in 2008, 2007 and 2006 and long-term disability premiums of $497, $497 and $ -0- , respectively.

•	Mr. Moore for matching contributions under the 401(k) plan in 2008, 2007 and 2006 of $3,875, $3,875 and $3,750, respectively, group term life insurance premiums of $486, $324 and $324, respectively and long-term disability premiums of $494, $483 and $ -0- , respectively

•	Mr. Dziersk for temporary housing and relation expenses in 2008, 2007 and 2006 of $35,679, $36,542 and 23,148, respectively, matching contributions under the 401(k) plan of $3,875, $1,795 and $-0-, respectively, group term life insurance premiums of $486, $324 and $135, respectively and long-term disability premiums of $497, $497 and $ -0- , respectively

(6)	Mr. Moore’s base salary was increased from $235,125 to $300,000 effective October 1, 2008 in connection with his promotion to Executive Vice President, Services.

2008 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to grants of plan-based awards granted to our Named Executive Officers during the fiscal year ended December 31, 2008:

								Grant Date
		Estimated Future Payouts Under			Estimated Future Payouts Under			Fair Value of
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Option Awards
Name	Date	($)(1)	($)(2)	($)(3)	(#)(4)	(#)(5)	(#)(6)	($)(7)

Hamish N. Brewer	2/7/08	$0	$350,000		0	39,470	49,338	$726,364
Kristen L. Magnuson	2/7/08	0	250,000		0	19,735	24,669	$363,182
Christopher J. Koziol	2/7/08	0	275,000		0	19,375	24,669	$363,182
Christopher J. Moore(8)	2/7/08	0	245,000		0	9,868	12,335	$181,600
Thomas Dziersk(9)	2/7/08	0	275,000		0	11,841	14,801	$217,909

(1)	Executive officers were not entitled to any cash bonus if the Company’s actual 2008 EBITDA performance was less than the minimum 2008 EBITDA performance threshold of $85,000,000. However, if the actual 2008 EBITDA performance threshold was equal to $85,000,000, the executives would have received 50% of the targeted cash bonus; and if the actual 2008 EBITDA performance was greater than $85,000,000 but less than $95,000,000, the executive officers would have received 50% of the targeted cash bonus plus 5% of the targeted cash bonus for every million dollars of EBITDA achieved in excess of $85,000,000, pro-rated to the actual EBITDA achieved.

(2)	Executive officers would be entitled to 100% of their targeted cash bonus if the Company’s actual 2008 EBITDA performance was equal to the 2008 targeted EBITDA performance threshold of $95,000,000.

(3)	Executive officers had an unlimited cash bonus potential if the Company’s actual 2008 EBITDA performance exceeded the 2008 targeted EBITDA performance threshold of $95,000,000. Under the terms of the 2008 Cash Incentive Bonus Plan, if the Company exceeded the 2008 targeted EBITDA performance threshold, the executive officers would have received 100% of their targeted cash bonus plus 5% of the targeted cash bonus for every one million dollars of EBITDA achieved in excess of the $95,000,000, pro-rated to the actual EBITDA dollar amount. The Company exceeded the $95,000,000 EBITDA performance threshold for 2008. The Company applied the bonus calculation formulas under the 2008 Cash Incentive Bonus Plan which resulted in the executive officers earning approximately 107% of the target cash bonus as follows:

	Actual Cash Bonus Awards Earned for 2008
Name	Paid in 2008	Paid in 2009	Total Award

Hamish N. Brewer	$202,125	$169,919	$372,044
Kristen L. Magnuson	144,375	122,938	267,313
Christopher J. Koziol	158,813	135,231	294,044
Christopher J. Moore	141,488	145,916	287,404
Thomas Dziersk	187,871	306,348	494,219

Mr. Dziersk’s annual cash incentive plan is commission-based. As a result, he does not participate in the annual EBITDA-based cash incentive bonus plan with the other executive officers. The targeted 2008 commission payout for Mr. Dziersk is $275,000 with estimated future payouts ranging from $-0- to unlimited based upon the Company’s actual performance. The amounts shown under the each of the columns above represents the payment of actual commissions earned by Mr. Dziersk for 2008.

(4)	The Compensation Committee of the Board of Directors approved targeted contingently issuable performance share awards (“Performance Share Awards”) to executive officers and certain other members of our management team if we were able to achieve a 2008 EBITDA performance threshold goal of $95,000,000. None of the Performance Share Awards would have been earned or vested if the Company’s actual 2008 EBITDA performance was less than the minimum 2008 EBITDA performance threshold of $85,000,000. However, if the actual 2008 EBITDA performance was equal to $85,000,000 but less than $95,000,000, the executive officers would have received a pro-rated Performance Share Award calculated as follows:

(0.5 * Performance Share Award) * (1-(85,000,000 — 2008 Actual EBITDA performance)/10,000,000)

These Performance Share Awards vested 50% upon determination of the actual 2008 EBITDA performance (January 28, 2009) with the remaining 50% vesting ratably over the subsequent 24-month period.

(5)	Executive officers would have received 100% of the Performance Share Awards if the Company’s actual 2008 EBITDA performance exceeded the 2008 targeted EBITDA performance threshold of $95,000,000. The Performance Share Awards vested 50% upon determination of the actual 2008 EBITDA performance (January 28, 2009) with the remaining 50% vesting ratably over the subsequent 24-month period.

(6)	Executive officers would have received up to 125% of the Performance Share Awards if the Company’s actual 2008 EBITDA performance exceeded the 2008 targeted EBITDA performance threshold of $95,000,000. Under the terms of the Performance Share Awards, if the Company exceeded the 2008 targeted EBITDA performance threshold, the executive officers would have received 100% of the Performance Share Award plus an additional 2.5% of their Performance Share Award for every $1,000,000 of actual EBITDA achieved in excess of $95,000,000 up to a maximum of $105,000,000.

(7)	The Company exceeded the $95,000,000 EBITDA performance threshold for 2008. The Company applied the bonus calculation formulas under the Performance Share Awards which resulted in the executive officers earning approximately 106% of their Performance Share Awards as follows:

	Actual Performance	Grant Date Fair
	Share Awards Earned	Value of Performance
Name	for 2008	Share Awards

Hamish N. Brewer	41,890	$726,364
Kristen L. Magnuson	20,945	$363,182
Christopher J. Koziol	20,945	$363,182
Christopher J. Moore	10,473	$181,600
Thomas Dziersk(1)	12,567	$217,909

Grant Date Fair Value of Stock Awards is calculated by multiplying the actual Performance Share Awards earned for 2008 by the grant date (2/7/08) fair value of $17.34 per share.

The Performance Share Awards vested 50% upon determination of the actual 2008 EBITDA performance (January 28, 2009) with the remaining 50% vesting ratably over the subsequent 24-month period.

(8)	Mr. Moore’s 2008 target bonus was increased from $245,000 to $300,000 effective October 1, 2008 in connection with his promotion to Executive Vice President, Services. Actual bonuses earned by Mr. Moore for 2008 will be pro-rated based on the length of time each target bonus amount was in effect during the 2008.

(9)	Mr. Dziersk’ incentive compensation plan is commission-based. As a result, he does not participate in the annual EBITDA-based cash incentive bonus plan with the other executive officers. The targeted 2008 commission payout for Mr. Dziersk is $275,000 with estimated future payouts ranging from $-0- to unlimited based upon the Company’s actual performance.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning outstanding equity awards that have been granted to the Named Executive Officers as of December 31, 2008:

	Option Awards			Stock Awards
				Number of	Market Value
	Number of			Shares or	of Shares or
	Securities			Units of	Units of Stock
	Underlying	Option		Stock Held	Held that
	Unexercised	Exercise	Option	That Have	Have Not Yet
	Options(#)	Price	Expiration	Not Vested	Vested
Name	Exercisable	($)	Date	(#)	($)
	(1)			(2)	(3)

Hamish N. Brewer(4)	22,220	$12.06250	1/6/10
	50,000	11.81250	2/23/11
	200,000	21.00800	1/3/12
	90,000	10.33000	12/5/12
	115,000	14.88000	4/14/14

	477,220			20,060	$263,388

				41,890	550,016

				61,950	$813,404

Kristen L. Magnuson(5)	5,000	$6.43750	3/4/09
	100,000	21.00800	1/3/12
	99,991	10.33000	12/5/12

	204,991			10,024	$131,615

				20,945	275,008

				30,969	$406,623

Christopher J. Koziol(6)				14,043	$184,385
				20,945	275,007

				34,988	$459,392

Christopher J. Moore(7)	7,500	$8.56250	8/6/09
	3,750	14.62500	4/6/10
	3,750	11.93750	8/28/10
	12,500	15.15000	6/4/11
	20,000	11.56000	7/23/12
	25,000	16.80000	9/19/13
	35,000	14.88000	4/14/14

	107,500			4,007	$52,612

				10,473	137,510

				14,480	$190,122

Thomas Dziersk(8)				11,875	$155,919
				6,017	79,003
				12,567	165,005

				30,459	$399,927

(1)	All outstanding stock option awards are fully vested.

(2)	All restricted stock and restricted stock unit awards are subject to certain forfeiture provisions and require that the recipients remain continuously employed by the Company during the vesting period.

(3)	The market value of restricted shares or restricted stock units that have not vested is based on the closing price of the Company’s stock on December 31, 2008 ($13.13).

(4)	Mr. Brewer was issued 74,066 restricted stock units on January 28, 2008 under the Integration Plan described in Footnote (3) to the Summary Compensation Table, of which 20,060 units remained unvested as of December 31, 2008. The restricted stock units under this award vested 50% upon the date of issuance, with the remaining 50% vesting ratably over the subsequent 24-month period. Mr. Brewer was also issued 41,890 performance shares on January 28, 2009 under the 2008 Performance Program described in Footnote (3) to the Summary Compensation Table. The performance shares under this award vested 50% upon the date of issuance, with the remaining 50% vesting ratably over the subsequent 24-month period.

(5)	Ms. Magnuson was issued 37,033 restricted stock units on January 28, 2008 under the Integration Plan described in Footnote (3) to the Summary Compensation Table, of which 10,024 units remained unvested as of December 31, 2008. The restricted stock units under this award vested 50% upon the date of issuance, with the remaining 50% vesting ratably over the subsequent 24-month period. Ms. Magnuson was also issued 20,945 performance shares on January 28, 2009 under the 2008 Performance Program described in Footnote (3) to the Summary Compensation Table. The performance shares under this award vested 50% upon the date of issuance, with the remaining 50% vesting ratably over the subsequent 24-month period.

(6)	Mr. Koziol was issued 51,846 restricted stock units on January 28, 2008 under the Integration Plan described in Footnote (3) to the Summary Compensation Table, of which 14,043 units remained unvested as of December 31, 2008. The restricted stock units under this award vested 50% upon the date of issuance, with the remaining 50% vesting ratably over the subsequent 24-month period. Mr. Koziol was also issued 20,945 performance shares on January 28, 2009 under the 2008 Performance Program described in Footnote (3) to the Summary Compensation Table. The performance shares under this award vested 50% upon the date of issuance, with the remaining 50% vesting ratably over the subsequent 24-month period.

(7)	Mr. Moore was issued 14,813 restricted stock units on January 28, 2008 under the Integration Plan described in Footnote (3) to the Summary Compensation Table, of which 4,007 units remained unvested as of December 31, 2008. The restricted stock units under this award vested 50% upon the date of issuance, with the remaining 50% vesting ratably over the subsequent 24-month period. Mr. Moore was also issued 10,473 performance shares on January 28, 2009 under the 2008 Performance Program described in Footnote (3) to the Summary Compensation Table. The performance shares under this award vested 50% upon the date of issuance, with the remaining 50% vesting ratably over the subsequent 24-month period.

(8)	Mr. Dziersk was granted 30,000 shares of restricted stock upon commencement of his employment on July 31, 2006. The restricted stock vested 25% on the first anniversary of Mr. Dziersk’s employment with the remaining 75% vesting ratably over the subsequent 36-month period. Mr. Dziersk was issued 22,220 restricted stock units on January 28, 2008 under the Integration Plan described in Footnote (3) to the Summary Compensation Table, of which 6,017 units remained unvested as of December 31, 2008. The restricted stock units under this award vested 50% upon the date of issuance, with the remaining 50% vesting ratably over the subsequent 24-month period. Mr. Dziersk was also issued 12,567 performance shares on January 28, 2009 under the 2008 Performance Program described in Footnote (3) to the Summary Compensation Table. The performance shares under this award vested 50% upon the date of issuance, with the remaining 50% vesting ratably over the subsequent 24-month period.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning option exercises by the Named Executive Officers and vesting of our Common Stock held by them during the fiscal year ended December 31, 2008.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
	(1)	(2)		(3)

Hamish N. Brewer(4)	202,778	$1,930,401	54,102	$957,408
Kristen L. Magnuson(5)	200,009	1,194,030	27,082	$479,260
Christopher J. Koziol(6)	—	—	46,207	$826,143
Christopher J. Moore(7)	15,339	52,393	10,862	$192,232
Thomas Dziersk(8)	—	—	23,703	$410,781

(1)	The Company has not granted any stock options to Messrs. Koziol and Dziersk.

(2)	The value realized upon exercise of option awards is calculated by subtracting the exercise price of the options from the market value of the underlying securities at the date of exercise.

(3)	The value realized upon vesting of stock awards is calculated by multiplying the number of shares of stock by the market value of the underlying securities on the date of vesting.

(4)	The stock award information for Mr. Brewer includes 54,006 restricted stock units and 96 restricted stock awards that had realized values of $955,660 and $1,748, respectively upon vesting.

(5)	The stock award information for Ms. Magnuson includes 27,009 restricted stock units and 73 restricted stock awards that had realized values of $477,930 and $1,330, respectively upon vesting.

(6)	The stock award information for Mr. Koziol includes 46,134 restricted stock units and 73 restricted stock awards that had realized values of $824,814 and $1,330 respectively upon vesting.

(7)	The stock award information for Mr. Moore includes 10,805 restricted stock units and 57 restricted stock awards that had realized values of $191,194 and $1,038, respectively upon vesting.

(8)	The stock award information for Mr. Dziersk includes 16,203 stock units and 7,500 restricted stock awards that had realized values of $286,718 and $124,063, respectively upon vesting.

PENSION BENEFITS

None.

NONQUALIFIED DEFINED CONTRIBUTION AND OTHER
NONQUALIFIED DEFERRED COMPENSATION PLANS

None.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In order to assure that executives can focus their attention on the Company’s business and consider all merger and acquisition opportunities in an unbiased manner without regard to the impact on their immediate personal situation, the Company has entered into employment agreements with certain executives as described below, which include change in control severance protection. The Committee considers these agreements to be necessary, appropriate and consistent with competitive practice.

We have employment agreements with Mr. Brewer, our President and Chief Executive Officer, Ms. Magnuson, our Executive Vice President and Chief Financial Officer, and Mr. Koziol, our Chief Operating Officer, dated January 22, 2003, July 23, 2002, and June 13, 2005, respectively. Mr. Brewer’s agreement was amended August 1,

2003 to reflect his promotion to Chief Executive Officer and a corresponding increase in his base salary. These agreements are reviewed and adjusted periodically by the Compensation Committee. The employment agreements provide Mr. Brewer, Ms. Magnuson, and Mr. Koziol with an annual base salary, a bonus potential and change in control severance protection. The employment agreements provide for initial terms of three years and automatically renew in one-year intervals until terminated by either party upon giving of proper notice.

The employment agreements list specific benefits payable to them upon termination. Upon termination for cause (as defined in each individual agreement) or upon voluntary resignation, the executives are entitled to earned but unpaid salary and unreimbursed customary business expenses. Upon termination by the Company without cause, or upon voluntary termination by the executive for good reason (as defined in each individual agreement), the executives are generally entitled to severance. The severance entitlement is 24 months of base salary and one year’s target bonus for Messrs. Brewer and Koziol and Ms. Magnuson that would otherwise be paid if all performance based milestones were achieved at the 100% level by both the Company and the Executive. These severance values, assuming termination of employment on December 31, 2008, are summarized in the table below:

Name	Severance Amount

Hamish N. Brewer	$1,290,500
Kristen L. Magnuson	824,750
Christopher J. Koziol	849,750

Additionally, in the event of a change in control of the Company, any unvested equity, consisting of restricted stock units, will become fully vested as of the day prior to the change in control. We are not obligated to make any other payment in a change in control. Assuming a change in control took place on December 31, 2008, the foregoing individuals would have received the following amounts as a result of such accelerated vesting:

Unvested Equity
Name	($)

Hamish N. Brewer	$813,404
Kristen L. Magnuson	406,623
Christopher J. Koziol	459,392
Christopher J. Moore	190,122
Thomas Dziersk	399,927

As a condition to each executive’s entitlement to receive the severance entitlements and the unvested equity referenced in the tables above, the executive is required to execute a waiver of claims against the Company and shall be bound by the terms of a non-competition and non-solicitation agreement which prohibits the executive from working for a competitor for a specified period, as further set forth below:

Name	Non-Competition Term

Hamish N. Brewer	9 months
Kristen L. Magnuson	2 years
Christopher J. Koziol	2 years

Each of Messrs. Brewer and Koziol and Ms. Magnuson also have provisions in their employment contracts which generally provide for excise tax gross-ups in the event that any liability is incurred under IRC Sections 280G or 4999. Had each of the executives terminated on December 31, 2008, no liability would have been incurred under those sections, and no gross-up payments would have been paid.

COMPENSATION OF DIRECTORS

The table below sets forth information concerning total compensation provided to members of our Board of Directors for services rendered during the fiscal year ended December 31, 2008.

	Fees Earned
	or Paid
	in Cash	Stock Awards	All Other	Total
Name	($)	($)	Compensation	($)
	(1)	(2)

James D. Armstrong(3)	$258,438	$39,720	$7,015	$305,173
Orlando Bravo(4)	66,000	39,720	—	105,720
J. Michael Gullard(3)	78,500	39,720	—	118,220
Douglas G. Marlin(3)	74,500	39,720	—	114,220
Jock Patton(3)	74,500	39,720	—	114,220

(1)	Mr. Armstrong serves as Chairman of the Board and assists the Company with strategic planning, merger and acquisition opportunities, major product direction and key customer and employee relations. Mr. Armstrong is compensated pursuant to the terms of an amended employment agreement dated August 1, 2003 that provides a minimum base salary of $250,000 and the right to receive non-cash equity compensation. Mr. Armstrong’s base salary was increased from $250,000 to $261,250 effective April 1, 2008. In addition, the amended employment agreement provides that if Mr. Armstrong is terminated without cause or he voluntarily resigns for good reason, he would be entitled to receive a severance amount equal to 36 months of base salary.

Non-employee directors receive cash compensation for their services as follows:

Annual Retainer	$20,000
Annual Committee Chairman Retainers:
Audit Committee	$7,500
Compensation Committee	$2,500
Nominating & Governance Committee	$2,500
Fees for Attendance at Scheduled Meetings:
Regular of special Board of Director meetings	$1,000
Committee meetings held the same day as Board of Director meetings	$1,000
Committee meetings not held the same day as Board of Director meetings	$1,000
Reimbursement for reasonable out-of-pocket expenses	All

(2)	The table below sets forth information concerning grants of restricted stock to members of the Board of Directors during the year ended December 31, 2008. The restricted shares were granted fully vested and as of December 31, 2008 there were no unvested restricted stock awards held by our directors. The dollar value values shown in the table below are equal to the number of restricted shares awarded multiplied by market price of our stock on the date of grant.

Date of Grant:	May 12, 2008
Market Price:	$19.86

		Dollar Value
	Number of	of Shares
	Shares (#)	($)

James D. Armstrong	2,000	$39,720
Orlando Bravo	2,000	39,720
J. Michael Gullard	2,000	39,720
Douglas G. Marlin	2,000	39,720
Jock Patton	2,000	39,720

	10,000	$198,600

(3)	An aggregate of 601,750 fully vested, unexercised stock options were held by Messrs. Armstrong (505,000), Gullard (30,000), Marlin (36,750) and Patton (30,000) at December 31, 2008.

(4)	Mr. Bravo has been a director since July 2006 and was appointed to the Board in connection with the issuance of Series B Preferred Stock to funds affiliated with TB.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following provides tabular disclosure as of December 31, 2008 of the number of securities to be issued upon the exercise of outstanding options or vesting of restricted stock units, the weighted average exercise price of outstanding options, and the number of securities remaining available for future issuance under equity compensation plans, aggregated into two categories — plans that have been approved by stockholders and plans that have not:

	Number of
	Securities to be
	Issued Upon		Number of
	Exercise of		Securities
	Outstanding Options		Remaining Available
	or Vesting of	Weighted-Average	for Future Issuance
	Restricted Stock	Exercise Price of	Under Equity
Equity Compensation Plans	Units	Outstanding Options	Compensation Plans

Approved by stockholders:
1996 Option Plan(1)	2,014,023	$14.13	—
1996 Directors Plan(1)	96,750	$16.08	—
2005 Performance Incentive Plan(2)	148,940	$—	1,242,640
Employee Stock Purchase Plan(4)	1,500,000	$—	1,500,000

	3,759,713	$14.22	2,742,640
Not approved by stockholders:
1998 Option Plan(1)	263,813	$14.83	—

	4,023,526	$14.29	2,742,640

(1)	We discontinued making new stock option grants under the 1996 Option Plan, the 1996 Directors Plan and the 1998 Option Plan (the “Prior Plans”) in 2004 and with the adoption of the 2005 Performance Incentive Plan, we terminated all Prior Plans except for those provisions necessary to administer the outstanding options, all of which are fully vested.

(2)	The 2005 Incentive Plan was approved by stockholders in May 2005. The 2005 Incentive Plan replaced the Prior Plans and initially provides for the issuance of up to 1,847,000 shares of common stock to employees, consultants and directors under stock purchase rights, stock bonuses, restricted stock, restricted stock units, performance awards, performance units and deferred compensation awards. We are asking stockholders to approve an amendment at this Annual Meeting of Stockholders to increase the maximum aggregate shares issuable under the 2005 Incentive Plan by 2,000,000 shares. See Proposal 2.

(3)	An Employee Stock Purchase Plan (“2008 Purchase Plan”) was approved by stockholders in May 2008. The 2008 Purchase Plan has an initial reserve of 1,500,000 shares and provides eligible employees with the ability to defer up to 10% of their earnings for the purchase of our common stock on a semi-annual basis at 85% of the fair market value on the last day of each six-month offering period. The initial six-month offering period began August 1, 2008 with the first scheduled purchase on February 1, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors and beneficial holders of more than 10% of our Common Stock, to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons. The rules of the SEC require us to disclose the identity of such executive officers, directors and beneficial owners of more than 10% of our Common Stock who did not file the required reports on a timely basis.

Based solely upon our review of the forms that have been received by us, or the written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and beneficial holders of more than 10% of our Common Stock were complied with during the fiscal year ended December 31, 2008, except as follows: Messrs. Armstrong, Bravo, Gullard, Marlin and Patton were late in filing their Form 4 to report the annual restricted stock grant of 2,000 shares made to members of the Board on May 12, 2008; and Mr. Usie was late filing a Form 4 to report shares sold by his broker on May 30, 2008 to cover certain brokerage fees. In addition, Philip Boland, our former Senior Vice President, Worldwide Consulting Services, was late filing a Form 4 to report the cancellation of unvested restricted stock units due to his termination of employment on November 17, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee, pursuant to the Audit Committee Charter, has oversight for related person transactions and compliance with our Code of Ethics. The Audit Committee receives periodic reports from management with respect to related person transactions and reviews potential conflict of interest situations where appropriate. Our Code of Ethics governs related person transactions for our employees and requires potential conflicts of interest to be reported to management or the Company’s compliance team.

Pursuant to our code of business conduct and ethics, our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into a related party transaction with us without the prior consent of our Audit Committee (or other independent committee of our board of directors in cases where it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest). Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including, but not limited, to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

We were not a party to any transaction during 2008 in excess of $120,000 with any of our directors, executive officers, significant security holders, or an immediate family member of any of the foregoing persons, in which such person has a direct or indirect material interest.

REPORT OF THE AUDIT COMMITTEE

The following is the Report of the Audit Committee with respect to our audited financial statements for the year ended December 31, 2008 The following Report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate it by reference into such filing.

Membership and Purpose

The Audit Committee meets quarterly with management and our independent auditors to review and approve operating results, financial statements and earnings releases. The Chairman of our Audit Committee also meets with representatives of our independent auditors from time to time.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent auditors, Deloitte & Touche LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

During fiscal year 2008, the members of the Audit Committee were Mr. Gullard, Mr. Bravo, Mr. Marlin and Mr. Patton, each of whom, in the judgment of the Board, is an “independent director” as defined in the NASDAQ listing standards. Mr. Gullard served as Chairman of the Audit Committee during fiscal year 2008. The Audit Committee held seven meetings during the year ended December 31, 2008. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. The Charter of the Audit Committee is available on our website at www.jda.com.

Review of the Company’s Audited Financial Statements

Deloitte & Touche LLP has discussed with the Audit Committee the conduct of the audit of our financial statements and has represented to the Audit Committee that their presentations include all matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and Rule 2-07 of Regulation S-X. The Audit Committee has met with our independent auditors, Deloitte & Touche LLP, with and without management present, to discuss the overall scope of Deloitte & Touche LLP’s audit, the results of its examinations, its evaluations of our internal controls, our progress in meeting the internal controls requirements under Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of its financial reporting. The Audit Committee has reviewed and discussed the audited financial statements with management and management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, discussed with the auditors any relationships that may impact their objectivity and independence and the extent to which they may be retained to perform non-audit services, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the Company’s audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Policy for Approving Audit and Permitted Non-Audit Services of the Independent Auditor

The Audit Committee has established procedures to pre-approve all audit and permitted non-audit services provided by our independent auditor. These services may include audit services, audit-related services, certain tax services and other services. Under our policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Although the rules of the SEC permit de minimis exceptions, it is our policy to pre-approve all audit and permitted non-audit services performed by our independent auditor. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee when expedition of services is necessary and such service has not been previously pre-approved under our pre-approval policy or when, pursuant to our pre-approval policy, pre-approval is required on a case-by-case basis. The Chairman is required to report any such pre-approval decisions to the full Audit Committee at its next regularly scheduled meeting.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

AUDIT COMMITTEE

J. Michael Gullard, Chairman
Orlando Bravo
Douglas G. Marlin
Jock Patton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised of four non-employee members of our Board of Directors, Mr. Gullard, Mr. Bravo, Mr. Marlin and Mr. Patton. During fiscal year 2008, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During fiscal year 2008, none of the Company’s executive officers served on the Compensation Committee (or its equivalent) or the board of directors of another entity any of whose executive officers served on the Company’s Compensation Committee. There are no interlocks between our Compensation Committee and any other entities involving our Directors and executive officers who serve as executive officers of such entities.

PROPOSAL 2

APPROVAL OF AMENDMENT OF THE JDA SOFTWARE GROUP, INC.
2005 PERFORMANCE INCENTIVE PLAN

At the annual meeting, the stockholders will be asked to approve an amendment to the JDA Software Group, Inc. 2005 Performance Incentive Plan (the “Plan”) attached hereto as Schedule A to increase the maximum aggregate number of shares of the Company’s Common Stock that may be issued under the 2005 Incentive Plan by 2,000,000 shares from 1,847,000 to 3,847,000 shares. The Board of Directors believes that in order to successfully attract and retain the best possible candidates for positions of responsibility, the Company must continue to offer a competitive equity incentive program. As of March 31, 2009, only 359,282 shares remained available for the future grant of awards under the 2005 Incentive Plan, assuming we meet, but not exceed, our 2009 EBITDA goals. As a result, our Board believes that there will be an insufficient number of shares available to be awarded under the 2005 Incentive Plan to meet the Company’s anticipated needs beginning in January 2010. Therefore, the Board of Directors has unanimously adopted, subject to stockholder approval, an amendment to increase the maximum number of shares of Common Stock issuable under the 2005 Incentive Plan by 2,000,000 shares to a total of 3,847,000 shares to ensure that the Company will continue to have available a reasonable number of shares for its incentive program.

Summary of the 2005 Incentive Plan

General.  The purpose of the 2005 Incentive Plan is to advance the interests of the Company by providing an incentive program that will enable the Company to attract and retain employees, consultants and directors upon whose judgment, interest and efforts the Company’s success is dependent and to provide them with an equity interest in the success of the Company in order to motivate superior performance. These incentives are provided through the grant of stock purchase rights, stock bonuses, restricted stock units, performance shares, performance units and deferred compensation awards.

Authorized Shares.  If the amendment to the 2005 Incentive Plan is approved by the stockholders, all the number of shares authorized for issuance under the 2005 Incentive Plan will be increased by an additional 2,000,000 shares to a total of 3,847,000 shares. Currently, a maximum of 1,847,000 of the authorized but unissued or reacquired shares of Common Stock of the Company may be issued under the 2005 Incentive Plan. Of this amount, as of March 31, 2009, a total of 674,088 shares had been issued upon the settlement of previously granted awards, 39,682 shares under previously granted awards had been forfeited, and awards for 214,059 shares remained outstanding. The Board of Directors has amended the 2005 Incentive Plan, subject to stockholder approval, to increase the maximum number of shares that may be issued under the 2005 Incentive Plan to 3,847,000. If any outstanding award expires, terminates or is canceled, or if shares acquired pursuant to an award are reacquired by the Company, the expired or reacquired shares are returned to the 2005 Incentive Plan and again become available for grant.

Certain Award Limits.  In addition to the limitation described above in the total number of shares of our common stock that will be authorized for issuance under the 2005 Incentive Plan, the 2005 Incentive Plan is also designed to preserve our ability to deduct in full, for federal income tax purposes, the compensation recognized by certain executive officers in connection with awards granted under the 2005 Incentive Plan. Section 162(m) of the Internal Revenue Code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid by a publicly held company to its chief executive officer or to any of its four other most highly compensated officers. However, compensation that is deemed to be “performance-based” under Section 162(m) is generally excluded from this limit. To enable compensation received in connection with awards granted under the 2005 Incentive Plan to qualify as performance-based, the 2005 Incentive Plan limits the size of awards that can be granted under the 2005 Incentive Plan. Under this limitation (the “Grant Limit”), the 2005 Incentive Plan establishes a limit on the maximum aggregate number of shares or dollar limit for which any such award may be granted to an employee in any fiscal year, as follows:

•	Stock awards and restricted stock unit awards having vesting based upon the attainment of performance goals: No more than 900,000 shares.

•	Performance share awards: No more than 900,000 shares for each full fiscal year contained in the performance period of the award.

•	Performance unit awards: No more than $4,500,000 for each full fiscal year contained in the performance period of the award.

Appropriate adjustments will be made to the maximum number of shares issuable under the 2005 Incentive Plan, the Grant Limit and the number of shares and their exercise price under outstanding awards for any stock dividend, stock split, reverse stock split, recapitalization or similar change in our capital structure.

Share Accounting and Adjustments.  If any award granted under the 2005 Incentive Plan expires or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by the Company at the participant’s purchase price, any such shares reacquired or subject to a terminated award will again become available for issuance under the 2005 Incentive Plan. Shares will not be treated as having been issued under the 2005 Incentive Plan and will therefore not reduce the number of shares available for grant to the extent an award is settled in cash or such shares are withheld or reacquired by the Company in satisfaction of a tax withholding obligation. Appropriate adjustments will be made to the number of shares authorized under the 2005 Incentive Plan, to the numerical limits on certain types of awards described above, and to outstanding awards in the event of any change in our common stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in our capital structure, or if we make a distribution to our stockholders in a form other than common stock (excluding normal cash dividends) that has a material adverse effect on the fair market value of our common stock. In such circumstances, the 2005 Incentive Plan administrator also has the discretion under the 2005 Incentive Plan to adjust the terms of outstanding awards as it deems appropriate.

Administration.  The 2005 Incentive Plan generally will be administered by the Compensation Committee or other committee of the Board of Directors or, in the absence of such committee, by the Board of Directors. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, administration of the 2005 Incentive Plan must be by a compensation committee comprised solely of two or more “outside directors” within the meaning of Section 162(m). (For purposes of this summary, the term “Committee” will refer to either such duly appointed committee or the Board of Directors.) Subject to the provisions of the 2005 Incentive Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of such awards, and all of their terms and conditions. The Committee may, subject to certain limitations on the exercise its discretion required by Section 162(m), amend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award. The Board of Directors may delegate to a committee comprised of one or more officers of the Company the authority to grant awards under the 2005 Incentive Plan to persons eligible to participate who are neither members of the Board nor executive officers of the Company, subject to the provisions of the 2005 Incentive Plan and guidelines established by the Committee. The 2005 Incentive Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2005 Incentive Plan. All awards granted under the 2005 Incentive Plan will be evidenced by a written agreement between the Company and the participant specifying the terms and conditions of the award, consistent with the requirements of the 2005 Incentive Plan. The Committee will interpret the 2005 Incentive Plan and awards granted thereunder, and all determinations of the Committee will be final and binding on all persons having an interest in the 2005 Incentive Plan or any award.

Eligibility.  Awards may be granted to our employees and directors. As of December 31, 2008, we had approximately 1,718 employees, including 11 executive officers, and four outside directors who would be eligible under the 2005 Incentive Plan.

Stock Awards.  The Committee may grant stock awards under the 2005 Incentive Plan either in the form of a stock purchase right, giving a participant an immediate right to purchase common stock, or in the form of a stock bonus, for which the participant furnishes consideration in the form of services to the Company. The Committee determines the purchase price payable under stock purchase awards, which may be less than the then current fair market value of our common stock. Stock awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Shares acquired pursuant to a stock award may not be transferred by the participant until vested. Unless otherwise provided by the Committee, a participant will forfeit any shares of stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Participants holding stock awards will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award. No stock options may be granted under the 2005 Incentive Plan.

Restricted Stock Units.  The Committee may grant restricted stock units under the 2005 Incentive Plan, which represent a right to receive shares of our common stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the Company. The Committee may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to stock awards. Unless otherwise provided by the Committee, a participant will forfeit any restricted stock units which have not vested prior to the participant’s termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Committee may grant restricted stock units that entitle their holders to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay.

Performance Awards.  The Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Committee determines in writing and sets forth in a written agreement between the Company and the participant. These awards may be designated as performance shares or performance units. Performance shares and performance units are unfunded bookkeeping entries generally having initial values, respectively, equal to the fair market value determined on the grant date of a share of common stock and an initial monetary value as determined by the Committee. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of stock) or any combination thereof.

Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m) of the Code, the Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the Company and each subsidiary corporation consolidated with the Company for financial reporting purposes, or such division or business unit of the Company as may be selected by the Committee. The Committee, in its discretion, may base performance goals on one or more of the following such measures: sales, revenue, software revenue, expenses, gross margin, operating margin, operating income, pre-tax profit, earnings before one or more of: stock based compensation expense, interest, taxes, depreciation and or amortization, net operating income, net income, the market price of our common stock, earnings per share, return on stockholder equity, return on capital, return on assets, economic value added, market share, free cash flow, operating cash flow, return on investment, balance of cash, cash equivalents and marketable securities, number of customers, customer satisfaction, product development and completion of a joint venture or other corporate transaction.

The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Committee. The degree of attainment of performance measures will be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the Committee, excluding the effect (whether positive or negative) of changes in accounting standards or any extraordinary, unusual or nonrecurring item occurring after the establishment of the performance goals applicable to a performance award.

Following completion of the applicable performance period, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained by a participant who is a “covered employee” within the meaning of Section 162(m) of the Code. However, no such reduction may increase the amount paid to any other participant. The Committee may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect the participant’s individual job performance or other factors determined by the Committee. In its discretion, the Committee may provide for the payment to a participant awarded performance shares of dividend equivalents with respect to cash dividends paid on the Company’s common stock. The Committee may provide for performance award payments in lump sums or installments. If any payment is to be made on a deferred basis, the Committee may provide for the payment of dividend equivalents or interest during the deferral period.

Unless otherwise provided by the Committee, if a participant’s service terminates due to the participant’s death or disability prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the 2005 Incentive Plan provides that, unless otherwise determined by the Committee, the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

Deferred Compensation Awards.  The 2005 Incentive Plan authorizes the Committee to establish a deferred compensation award program. If and when implemented, participants designated by the Committee who are officers, directors or members of a select group of highly compensated employees may elect to receive, in lieu of compensation otherwise payable in cash or in lieu of cash or shares of common stock issuable upon the settlement of performance shares or performance unit awards, an award of deferred stock units. Each such stock unit represents a right to receive one share of our common stock at a future date determined in accordance with the participant’s award agreement. Deferred stock units are fully vested upon grant and will be settled by distribution to the participant of a number of whole shares of common stock equal to the number of stock units subject to the award as soon as practicable following the earlier of the date on which the participant’s service terminates or a settlement date elected by the participant at the time of his or her election to receive the deferred stock unit award. Participants are not required to pay any additional consideration in connection with the settlement of a deferred stock units. A holder of deferred stock units has no voting rights or other rights as a stockholder until shares of common stock are issued to the participant in settlement of the stock units. However, participants holding deferred stock units will be entitled to receive dividend equivalents with respect to any payment of cash dividends on an equivalent number of shares of common stock. Such dividend equivalents will be credited in the form of additional whole and fractional stock units determined in accordance with a method specified by the Committee in the participant’s award agreement. Prior to settlement, deferred stock units may not be assigned or transferred other than by will or the laws of descent and distribution.

Change in Control.  Unless otherwise defined in a participant’s award or employment agreement, the 2005 Incentive Plan provides that a “Change in Control” occurs upon (a) a “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than an employee benefit plan or a corporation owned by the Company’s stock holders in the same proportion as their ownership of Company stock, becoming the direct or indirect beneficial owner of more than 50% of the Company’s voting stock; (b) a liquidation or dissolution of the Company; or (c) the occurrence of any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the voting securities of the Company, its successor or the entity to which the assets of the Company were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company’s voting stock, (ii) a merger or consolidation in which the Company is a party, or (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

If a Change in Control occurs, the Committee, in its discretion, may take such actions as it deems appropriate, including the acceleration of vesting and/or settlement of any stock award, restricted stock unit award, performance share and performance unit award held by a participant upon such conditions and to such extent as determined by the Committee.

Termination or Amendment.  The 2005 Incentive Plan will continue in effect until its termination by the Committee, provided that all awards shall be granted within 10 years from the 2005 Incentive Plan’s effective date. The Committee may terminate or amend the 2005 Incentive Plan at any time, provided that no amendment may be made without stockholder approval that would increase the maximum aggregate number of shares of stock authorized for issuance under the 2005 Incentive Plan, change the class of persons eligible to receive incentive stock options or would require stockholder approval under any applicable law, regulation or rule. No termination or amendment may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, including, but not limited to, Section 409A of the Internal Revenue Code, providing rules regarding the taxation of nonqualified deferred compensation plans.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2005 Incentive Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Stock Awards.  A participant acquiring a stock award generally will recognize ordinary income equal to the fair market value of the shares on the “determination date.” The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Performance and Restricted Stock Unit Awards.  A participant generally will recognize no income upon the receipt of a performance share, performance unit or restricted stock unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any substantially vested shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above (see discussion under “Stock Awards”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date” (as defined above under “Stock Awards”), will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Deferred Compensation/ Stock Units.  A participant generally will recognize no income upon the receipt of deferred stock units. Upon the settlement of the stock units, the participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of the shares received. Upon the sale of the shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the date they are transferred to the participant, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Options Granted to Certain Persons

The aggregate number of awards granted to certain persons under the 2005 Incentive Plan since its inception through March 31, 2009 is as follows:

Name and Position	Dollar Value ($)	Number of Awards

Hamish N. Brewer, President and Chief Executive Officer	$1,859,907	117,601
Kristen L. Magnuson, Executive Vice President and Chief Financial Officer	936,067	59,211
Christopher J. Koziol, Chief Operating Officer	1778,368	124,024
Christopher J. Moore, Executive Vice President, Services	418,095	26,272
Thomas Dziersk, Senior Vice President, Americas	1,014,720	64,787
Executive Group (11 persons)	8,663,835	548,256
Non-Executive Director Group (5 directors)	767,694	44,981
Non-Executive Officer Employee Group	5,576,718	334,592

In addition, on January 13, 2009, the Board approved a stock-based incentive program for 2009 that provides for the issuance of up to 593,659 targeted contingently issuable performance share awards with a fair value of approximately $7.9 million if the Company is able to achieve 100% of its EBITDA performance threshold goal in 2009.

Vote Required and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the vote.

THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED AMENDMENT TO THE 2005 PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS FOR THE REASONS STATED ABOVE. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE 2005 PLAN.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors of the Company has selected Deloitte & Touche LLP (“Deloitte & Touche”) as independent auditors to audit the consolidated financial statements of the Company for the fiscal year ending 2009. Deloitte & Touche acted in such capacity during the year ended December 31, 2008. The Audit Committee, with the approval of the Board of Directors, has selected Deloitte & Touche as its independent public accountants for fiscal 2009. This appointment is being presented to the stockholders for ratification. Although the Company is not required to obtain stockholder ratification of the appointment of the independent auditors for the Company for the year ending December 31, 2009, the Company has elected to do so in order to provide the stockholders with an opportunity to participate in this decision. In the event that the stockholders do not ratify the appointment of Deloitte & Touche as the independent auditor of the Company, the Board of Directors will consider the retention of other independent auditors.

A representative of Deloitte & Touche is expected to be present at the annual meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions from stockholders.

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended 2007 and 2008 by Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates.

	Amount
Type of Fee	2008	2007
	(In thousands)

Audit Fees(1)	$1,422	$1,562
Audit-Related Fees(2)	237	99

Total Audit and Audit Related Fees	1,659	1,661
Tax Fees(3)	667	643

Total Fees	$2,326	$2,304

(1)	The amounts reported for Audit Fees are based on fees, including out-of-pocket expenses, associated with the annual audits of our consolidated financial statements for the fiscal years ended December 31, 2008 and 2007, review of quarterly reports on Form 10-Q, and statutory audits required internationally, irrespective of the period in which the related services were rendered or billed. Audit Fees also include fees for services rendered for assistance with and review of all other documents filed with the SEC.

(2)	The amounts reported for Audit-Related Fees are based upon fees, including out-of-pocket expenses, for services rendered during the years ended December 31, 2008 and 2007, even if we were not billed for the services until the subsequent period. Audit-Related Fees include due diligence pertaining to acquisitions and consultation on accounting standards or transactions, employee benefit plan audits and assistance with statutory reporting requirements in certain of our international subsidiaries.

(3)	The amounts reported for Tax Fees are based upon fees, including out-of-pocket expenses, for services rendered during the years ended December 31, 2008 and 2007 for tax services, even if we were not billed for the services until a subsequent period. Tax Fees are primarily for tax compliance services and include special projects related to transfer pricing, extra-territorial income and foreign tax credits, assistance with tax audits and appeals, and expatriate tax services.

The Audit Committee has determined that all services performed by Deloitte & Touche are compatible with maintaining the independence of Deloitte & Touche. The Audit Committee has adopted a policy that requires advance approval of all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, certain tax services and other services. Under our policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Although the rules of the SEC permit de minimis exceptions, it is our policy to pre-approve all audit and permitted non-audit services performed by our independent auditor. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee when expedition of services is necessary and such service has not been previously pre-approved under our pre-approval policy or when, pursuant to our pre-approval policy, pre-approval is required on a case-by-case basis. The Chairman is required to report any such pre-approval decisions to the full Audit Committee at its next regularly scheduled meeting. All of the audit and non-audit services listed above under the categories “Audit Fees,” “Audit-Related Fees,” or “All Other Fees” were pre-approved by the Audit Committee for the years ended December 31, 2008 and 2007.

Vote Required and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR THE YEAR ENDED DECEMBER 31, 2009.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors does not know of or intend to present any matters at the 2009 Annual Meeting of Stockholders other than those described herein and does not presently know of any matters that will be presented by other parties. If however, any other matters properly come before the meeting, it is intended that the proxies in the accompanying form will be voted thereon in accordance with the judgment of the persons voting such proxies.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding the Company’s stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please submit a request to our Corporate Secretary, or call our Investor Relations department at (714) 734-5000, and we will promptly send you what you have requested. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s annual meeting, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials that was sent to you. You can also contact [our Investor Relations department] at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Stockholder proposals may be submitted for inclusion in our 2010 proxy material after the 2009 Annual Meeting of Stockholders but no later than 5:00 p.m., Scottsdale, Arizona time on December 11, 2009 to be considered timely. Proposals must be in writing and sent via registered, certified, or express mail to: Secretary, JDA Software Group, Inc., 14400 North 87th Street, Scottsdale, Arizona 85260. Facsimile or other forms of electronic submissions will not be accepted. For more information regarding stockholder proposals, see “Corporate Governance — Director Nominations, Stockholder Nominations.”

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the year ended December 31, 2008 was mailed concurrent with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report on Form 10-K for the year ended December 31, 2008 is not incorporated into this proxy statement and is not considered proxy solicitation material.

FORM 10-K

We filed our Annual Report on Form 10-K for the year ended December 31, 2008 with the SEC on March 13, 2009. Stockholders may obtain additional copies of this report, without charge, by writing to our Corporate Secretary at our principal executive offices located at 14400 North 87th Street, Scottsdale, Arizona 85260.

By Order of the Board of Directors,

G. Michael Bridge
Secretary

April 10, 2009

SCHEDULE A

SECOND AMENDMENT
TO THE
JDA SOFTWARE GROUP, INC.

2005 PERFORMANCE INCENTIVE PLAN

This Second Amendment (this “Amendment”) to the 2005 Performance Incentive Plan, as attached hereto as Exhibit A (the “Plan”), of JDA Software Group, Inc. (the “Company”), is effective as of   day of          , 2009, the date of approval of this Amendment by our stockholders (the “Effective Date”). Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Plan.

RECITALS

Pursuant to the powers vested in the Compensation Committee of our Board of Directors (the “Committee”) in Section 14 of the Plan, the Company wishes to amend the Plan to increase the maximum aggregate number of awards of common stock of the Company issuable by the Company under the Plan from One Million Eight Hundred Forty-Seven Thousand (1,847,000) to Three Million Eight Hundred Forty-Seven Thousand (3,847,000).

The Board duly approved and adopted this Amendment on February 5, 2009.

The Stockholders duly approved and adopted this Amendment on          , 2009.

AMENDMENT TO THE PLAN

In consideration of the recitals referenced above, the Company hereby adopts the following amendments to the Plan.

1. Upon the Effective Date, Section 4.1 of the Plan shall be deleted in its entirety and replaced to read as follows:

“4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Sections 4.2 and 4.4, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be Three Million Eight Hundred Forty-Seven Thousand (3,847,000) and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.”

Signature page follows

EXHIBIT A

JDA SOFTWARE GROUP, INC.

2005 PERFORMANCE INCENTIVE PLAN

See Exhibit 99.1 to our current report on Form 8-K filed with the Securities and Exchange Commission on June 20, 2005.

ANNUAL MEETING OF STOCKHOLDERS OF
JDA SOFTWARE GROUP, INC.
May 11, 2009
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://materials.proxyvote.com/46612k
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

■	10033000000000000000 0	051109

A vote FOR the following proposals is recommended by the Board of Directors:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Director:
NOMINEE:
☐	FOR THE NOMINEE	J. Michael Gullard

☐	WITHHOLD AUTHORITY FOR THE NOMINEE

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

		FOR	AGAINST	ABSTAIN
2.	Approve an increase in the maximum number of shares issuable under the 2005 Performance Incentive Plan.	☐	☐	☐

3.	Ratify appointment of Deloitte & Touche LLP.	☐	☐	☐

Act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

The Board of Directors recommends a vote IN FAVOR OF the director listed to the left, IN FAVOR OF the approval of the increase in the maximum number of shares issuable under the 2005 Performance Incentive Plan and IN FAVOR OF the appointment of Deloitte & Touche LLP. This Proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted IN FAVOR OF the election of the director listed to the left, IN FAVOR OF the approval of the increase in the maximum number of shares issuable under the 2005 Performance Incentive Plan and IN FAVOR OF the appointment of Deloitte & Touche LLP.

Even if you are planning to attend the meeting in person, you are urged to sign and mail the Proxy in the return envelope so that your stock may be represented at the meeting.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

0	■
PROXY
JDA SOFTWARE GROUP, INC.
Proxy for Annual Meeting of Stockholders
Solicited by the Board of Directors
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Hamish N.J. Brewer and G. Michael Bridge, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in JDA Software Group, Inc. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the JDA Software Group, Inc. World Headquarters, Scottsdale, Arizona on Monday, May 11, 2009 at 10:00 a.m. Scottsdale, Arizona time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.
The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1, 2 and 3.
(Continued and to be signed on the reverse side)

■	14475	■